===============================================================================



                     TRANSFER AND ADMINISTRATION AGREEMENT



                                     among



                        ENTERPRISE FUNDING CORPORATION,

                                   as Company


                                      and


                          BPS FINANCIAL SERVICES, INC.

                                 as Transferor

                                      and

                        BORG-WARNER SECURITY CORPORATION

                              as Collection Agent


                         Dated as of November 21, 1994



===============================================================================

                               TABLE OF CONTENTS
                               -----------------


                                   ARTICLE I

                                  DEFINITIONS

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                                                                      Page
                                                                      ----
SECTION 1.1 Certain Defined Terms.....................................   1
SECTION 1.2 Other Terms...............................................  23
SECTION 1.3 Computation of Time Periods...............................  23

                                   ARTICLE II

                           PURCHASES AND SETTLEMENTS

SECTION 2.1  Facility.................................................  24
SECTION 2.2  Transfers; Company Certificate; Eligible Recievables.....  24
SECTION 2.3  Selection of Tranche Periods and Tranche Rates...........  27
SECTION 2.4  Discount, Fees and Other Costs and Expenses..............  28
SECTION 2.6  Liquidation Settlement Procedures........................  29
SECTION 2.7  Fees.....................................................  30
SECTION 2.8  Protection of Ownership Interest of the Company..........  30
SECTION 2.9  Deemed Collections; Application of Payments..............  32
SECTION 2.10 Payments and Computations, Etc...........................  33
SECTION 2.11 Reports..................................................  33
SECTION 2.12 Collection Account.......................................  33

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

SECTION 3.1  Representations and Warranties of the Transferor.........  35
SECTION 3.2  Reaffirmation of Representations and Warranties by the
               Transferor.............................................  38

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

SECTION 4.1  Conditions to Closing....................................  42

                                   ARTICLE V

                                   COVENANTS

SECTION 5.2  Negative Covenants.......................................  51

                                   ARTICLE VI

                         ADMINISTRATION AND COLLECTIONS

                                                                      Page
                                                                      ----
SECTION 6.1  Appointment of Collection Agent..........................  53
SECTION 6.2  Duties of Collection Agent...............................  53
SECTION 6.3  Rights After Designation of New Collection Agent.........  55
SECTION 6.4  Responsibilities of the Transferor.......................  56

                                  ARTICLE VII

                               TERMINATION EVENTS

SECTION 7.1  Termination Events.......................................  57
SECTION 7.2  Termination..............................................  61

                                  ARTICLE VIII

                   INDEMNIFICATION; EXPENSES; RELATED MATTERS

SECTION 8.1  Indemnities by the Transferor............................  62
SECTION 8.2  Indemnity for Taxes, Reserves and Expenses...............  64
SECTION 8.3  Other Costs, Expenses and Related Matters................  66
SECTION 8.4  Reconveyance Under Certain Circumstances.................  67

                                   ARTICLE IX

                                 MISCELLANEOUS

SECTION 9.1  Term of Agreement........................................  68
SECTION 9.2  Waivers; Amendments......................................  68
SECTION 9.3  Notices..................................................  68
SECTION 9.4  Governing Law; Submission to Jurisdiction; Integration...  70
SECTION 9.5  Severability; Counterparts...............................  71
SECTION 9.6  Successors and Assigns...................................  71
SECTION 9.7  Waiver of Confidentiality................................  71
SECTION 9.8  Confidentiality Agreement................................  72
SECTION 9.9  No Bankruptcy Petition Against the Company...............  72
SECTION 9.10 No Recourse Against Stockholders, Officers or Directors..  72
SECTION 9.11 Characterization of the Transactions Contemplated by the
               Agreement; Assignment of Rights Under Receivables
               Purchase Agreement.....................................  73

                                   EXHIBITS

EXHIBIT A                         [Reserved]

EXHIBIT B    Credit and Collection Policies and Practices

EXHIBIT C    List of Lock-Box Banks

EXHIBIT D    Form of Lock-Box Agreement

EXHIBIT E    Form of Investor Report

EXHIBIT F    Form of Transfer Certificate

EXHIBIT G    Form of Weekly Report

EXHIBIT H    List of Actions and Suits

EXHIBIT I    Location of Records and Chief Executive Offices

EXHIBIT J    List of Subsidiaries, Divisions and Tradenames

EXHIBIT K    Form of Opinion of Counsel for the Transferor

EXHIBIT L    Form of Responsible Officer's Certificate

EXHIBIT M    Form of Company Certificate

EXHIBIT N    Certain Definitions

                     TRANSFER AND ADMINISTRATION AGREEMENT


          TRANSFER AND ADMINISTRATION AGREEMENT (this "Agreement"), dated as of November 21, 1994, between BPS FINANCIAL SERVICES, INC., a Delaware corporation, as transferor (in such capacity, the "Transferor"), BORG-WARNER SECURITY CORPORATION, a Delaware corporation, as collection agent (in such capacity, the "Collection Agent"), and ENTERPRISE FUNDING CORPORATION, a Delaware corporation (the "Company").


                             PRELIMINARY STATEMENTS
                             ----------------------


          WHEREAS, the Transferor may desire to convey, transfer and assign, from time to time, undivided percentage ownership interests in a pool of certain billed trade receivables, all monies due or to become due in payment of such receivables, as well as monies on deposit in certain bank accounts established under this Agreement, and the Company may desire to accept such conveyance, transfer and assignment of such undivided percentage ownership interests, subject to the terms and conditions of this Agreement.

          NOW, THEREFORE, the parties hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

           SECTION 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

          "Adverse Claim" means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person's assets or properties in favor of any other Person.

          "Administrative Agent" means NationsBank of North Carolina, N.A., as administrative agent.


          "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting stock, by contract or otherwise.

          "Affiliated Obligor" means any Obligor which is an Affiliate of another Obligor.

          "Aggregate Unpaids" means, at any time, an amount equal to the sum of
(i) the aggregate accrued and unpaid Discount with respect to all Tranche Periods at such time, (ii) the Net Investment at such time, and (iii) all other amounts owed (whether due or accrued) hereunder by Transferor to the Company at such time.

          "Arrangement Fee" means the fee payable by the Transferor to the Administrative Agent pursuant to Section 2.7 hereof, the terms of which are set forth in the Fee Letter.

          "Average Collection Period" means at any time a period of days equal to the product of (i) a fraction the numerator of which shall be the amount set forth in the most recent Investor Report as the "Beginning Balance" of the Receivables and the denominator of which shall be the Collections as set forth in the most recent Investor Report and (ii) thirty (30).

          "Base Rate" or "BR" means, a rate per annum equal to the greater of
(i) the prime rate of interest announced by the Liquidity Provider from time to time, changing when and as said prime rate changes (such rate not necessarily being the lowest or best rate charged by the Liquidity Provider) and (ii) the rate equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Liquidity Provider from three Federal funds brokers of recognized standing selected by it plus 2%.

          "Borg-Warner" shall mean Borg-Warner Security Corporation, a Delaware corporation, and its successors.

          "Business Day" means any day excluding Saturday, Sunday and any day on which banks in New York, New York, Charlotte, North Carolina, Dallas, Texas or Chicago, Illinois are authorized or required by law to close, and, when used with respect to the determination of any Eurodollar Rate or any notice with respect thereto, any such day which is also a day for trading by and between banks in United States dollar deposits in the London interbank market.

          "BR Tranche" means a Tranche as to which Discount is calculated at the Base Rate.

          "BR Tranche Period" means, with respect to a BR Tranche, prior to the Termination Date, a period of up to 30 days requested by the Transferor and agreed to by the Company or the Liquidity Provider , as the case may be, commencing on a Business Day requested by the Transferor and agreed to by the Company or the Liquidity Provider , as the case may be, and after the Termination Date, a period of one day. If such BR Tranche Period would end on a day which is not a Business Day, such BR Tranche Period shall end on the next succeeding Business Day.

          "Capitalized Lease" of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with generally accepted accounting principles.

          "CD Rate" shall mean, with respect to any CD Tranche Period, a rate which is .75% in excess of a rate per annum equal to the sum (rounded upward to the nearest 1/100 of 1%) of (A) the rate obtained by dividing (x) the Certificate of Deposit Rate for such CD Tranche Period by (y) a percentage equal to 100% minus the stated maximum rate for all reserve requirements as specified in Regulation D (including without limitation any marginal, emergency, supplemental, special or other reserves) that would be applicable during such Tranche Period to a negotiable certificate of deposit in excess of $100,000, with a maturity approximately equal to such Tranche Period, of any member bank of the Federal Reserve System plus (B) the then daily net annual assessment rate (rounded upward, if necessary, to the nearest 1/100 of 1%) as estimated by the Liquidity Provider for determining the current annual assessment payable by the Liquidity Provider to the Federal Deposit Insurance Corporation for insuring such certificates of deposit.

          "CD Tranche" means a Tranche as to which Discount is calculated at the CD Rate.

          "CD Tranche Period" means, with respect to a CD Tranche, prior to the Termination Date, a period of up to one month requested by the Transferor and agreed to by the Company or the Liquidity Provider, as the case may be, commencing on a Business Day requested by the Transferor and agreed to by the Company or the Liquidity Provider, as the case may be, and after the Termination Date, a period of one day. If such CD Tranche Period would end on a day which is not a Business Day, such CD Tranche Period shall end on the next succeeding Business Day.

          "Certificate of Deposit Rate" means, with respect to any CD Tranche Period, the average of the bid rates determined by the Liquidity Provider to be bid rates per annum, at approximately 10:00 a.m. (New York City time) on the Business Day before the first day of the CD Tranche Period for which such CD Rate is to be applicable, of two or more New York certificate of deposit dealers of recognized standing selected by the Liquidity Provider for the purchase in New York from the Liquidity Provider at face value of certificates of deposit of the Liquidity Provider in an aggregate amount approximately comparable to the amount of the CD Tranche to which such CD Rate is to be applicable and with a maturi-ty approximately equal to the applicable CD Tranche Period.

          "Closing Date" means November 21, 1994.

          "Collateral Agent" means NationsBank of North Carolina, N.A., as collateral agent for any Liquidity Provider, any Credit Support Provider, the holders of Commercial Paper and certain other parties.

          "Collections" means, with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including, without limitation, all Finance Charges, if any, and cash proceeds of Related Security with respect to such Receivable.

          "Collection Account" means the account, established by the Collateral Agent, for the benefit of the Company, pursuant to Section 2.12.

          "Collection Agent" means at any time the Person then authorized pursuant to Section 6.1 to service, administer and collect Receivables.

          "Commercial Paper" means the promissory notes of the Company issued by the Company in the commercial paper market.

          "Company Certificate" means the certificate issued to the Company pursuant to Section 2.2 hereof.

          "Concentration Factor" means at any time for any Designated Obligor,
(a) 2% of the Outstanding Balance of the Eligible Receivables, or (b) 3% of the Outstanding Balance of the Eligible Receivables, if the Obligor's senior unsecured long term debt is rated at least "BBB-" by S&P and "Baa3" by Moody's, or (c) such other amount determined by the Company in the reasonable exercise of its good faith judgment and disclosed in a written notice delivered to the Transferor.

          "Consolidated Net Worth" shall have the meaning specified in Exhibit N.

          "Contract" means an agreement, instrument or invoice, pursuant to or under which an Obligor shall be obligated to pay the Seller for services rendered.

          "CP Rate" means, with respect to any CP Tranche Period, the rate equivalent to the rate (or if more than one rate, the weighted average of the rates) at which Commercial Paper having a term equal to such CP Tranche Period may be sold by any placement agent or commercial paper dealer selected by the Company, provided, however, that if the rate (or rates) as agreed between any such agent or dealer and the Company is a discount rate, then the rate (or if more than one rate, the weighted average of the rates) resulting from the Company's converting such discount rate (or rates) to an interest-bearing equivalent rate per annum.

          "CP Tranche" means a Tranche as to which Discount is calculated at a CP Rate.

          "CP Tranche Period" means, with respect to a CP Tranche, a period of days not to exceed 120 days commencing on a Business Day requested by the Transferor and agreed to by the Company pursuant to Section 2. If such CP Tranche Period would end on a day which is not a Business Day, such CP Tranche Period shall end on the next succeeding Business Day.

          "Credit and Collection Policy" shall mean the credit and collection policies and practices, relating to Contracts and Receivables existing on the date hereof and referred to in Exhibit B attached hereto, as modified from time to time in compliance with Section 5.2(d).

          "Credit Support Agreement" means the agreement between the Company and the Credit Support Provider evidencing the obligation of the Credit Support Provider to provide credit support to the Company in connection with the issuance by the Company of Commercial Paper.

          "Credit Support Provider" means the Person or Persons who will provide credit support to the Company in connection with the issuance by the Company of Commercial Paper.

          "Dealer Fee" means the fee payable by the Transferor to the Collateral Agent, pursuant to Section 2.4 hereof, the terms of which are set forth in the Fee Letter.

          "Deemed Collections" means any Collections on any Receivable deemed to have been received pursuant to Section 2.9(a) or (b).

          "Defaulted Receivable" means a Receivable: (i) as to which any payment, or part thereof, remains unpaid for 120 days or more from the billing date for such Receivable; (ii) as to which an Event of Bankruptcy has occurred with respect to the Obligor thereof; (iii) which has been identified by the Transferor or the Collection Agent as uncollectible; or (iv) which, consistent with the applicable Credit and Collection Policy, should be written off the Transferor's books as uncollectible.

          "Delinquency Ratio" means, the ratio (expressed as a percentage) computed as of the last day of each calendar month by dividing (i) the aggregate Outstanding Balance of all Delinquent Receivables as of such date by (ii) the aggregate Outstanding Balance of all Receivables as of such date less Defaulted Receivables as of such date.

          "Delinquent Receivable" means a Receivable: (i) as to which any payment, or part thereof, remains unpaid for more than 60 days from the billing date for such Receivable and (ii) which is not a Defaulted Receivable.

          "Designated Financial Officer" means, with respect to any Person, the controller, treasurer, assistant treasurer or chief financial officer of such Person.

          "Designated Obligor" means, at any time, each Obligor; provided, however, that any Obligor shall cease to be a Designated Obligor effective three Business Days following the giving of notice to the Transferor from the Company, which notice shall contain an explanation in reasonable detail of the reason for such cessation.

          "Dilution Ratio" means, the ratio (expressed as a percentage) computed as of the last day of each calendar month by dividing (i) the aggregate amount of credits, rebates, discounts, disputes, warranty claims, repossessed or returned goods, charge back allowances and other dilutive factors, and any other billing or other adjustment by the Transferor or the Collection Agent, provided to Obligors in respect of Receivables during such calendar month by (ii) the aggregate Outstanding Balance of all Receivables which arose during the preceding calendar month.

          "Discount" means, with respect to any Tranche Period:

                     (TR x TNI x AD)
                                 --
                                360
Where:

TR  =     the Tranche Rate applicable to such Tranche Period.

TNI  =    the portion of the Net Investment allocated to such Tranche Period.

AD  =     the actual number of days during such Tranche Period.

provided, however, that no provision of this Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by applicable law; and provided, further, that Discount shall not be considered paid by any distribution if at any time such distribution is rescinded or must be returned for any reason.

          "Discount Reserve" means, at any time, an amount equal to:

                     TD + LY

Where:

TD   =    the sum of the unpaid Discount and Program Fee for all Tranche
          Periods.

LY   =    the Liquidation Yield

          "Early Collection Fee" means, for any Tranche Period (such Tranche Period to be determined without regard to the last sentence in Section 2.3(a)) during which the portion of the Net Investment that was allocated to such Tranche Period is reduced, the excess, if any, of (i) the additional Discount that would have accrued during such Tranche Period if such reductions had not occurred, minus (ii) the income, if any, received by the Company from investing the proceeds of such reductions.

          "Eligible Investments" shall mean (a) negotiable instruments or securities represented by instruments in bearer or registered or in book-entry form which evidence (i) obligations fully guaranteed by the United States of America; (ii) time deposits in, or bankers acceptances issued by, any depositary institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by Federal or state banking or depositary institution authorities; provided, however, that at the time of investment or contractual commitment to invest therein, the certificates of deposit or short-term deposits, if any, or long-term unsecured debt obligations (other than such obligation whose rating is based on collateral or on the credit of a Person other than such institution or trust company) of such depositary institution or trust company shall have a credit rating from Moody's and S&P of at least "P-1" and "A-1", respectively, in the case of the certificates of deposit or short-term deposits, or a rating not lower than one of the two highest investment categories granted by Moody's and by S&P; (iii) certificates of deposit having, at the time of investment or contractual commitment to invest therein, a rating from Moody's and S&P of at least "P-1" and "A-1", respectively; (iv) investments in money market funds rated in the highest investment category or otherwise approved in writing by the applicable rating agencies, (b) demand deposits in any depositary institution or trust company referred to in (a)(ii) above, (c) commercial paper (having original or remaining maturities of no more than 30 days) having, at the time of investment or contractual commitment to invest therein, a credit rating from Moody's and S&P of at least "P-1" and "A-1", respectively, (d) Eurodollar time deposits having a credit rating from Moody's and S&P of at least "P-1" and "A-1", respectively, and (e) repurchase agreements involving any of the Eligible Investments described in clauses (a)(i), (a)(iii) and (d) hereof so long as the other party to the repurchase agreement has at the time of investment therein, a rating from Moody's and S&P of at least "P-1" and "A-1", respectively.

          "Eligible Receivable" means, at any time, any Receivable:

(i)    which has been originated by a Seller and as to which the
           Seller which originated such Receivable has sold, assigned and conveyed all of its right title and interest therein the Transferor pursuant to the Receivables Purchase Agreement and as to which the Transferor has good title thereto, free and clear of all Adverse Claims;

(ii)   as to which the Transferor or a Seller has satisfied all
           obligations to be fulfilled thereunder;

(iii)  the Obligor of which is a United States resident, is a
           Designated Obligor at the time of the initial creation of an interest therein hereunder, and is not an Affiliate of any of the parties hereto (for the avoidance of doubt it is acknowledged that neither NationsBank Corporation nor Merrill Lynch & Co. or any of their affiliates should be considered an Affiliate of any of the parties hereto);

(iv)   which, if the Obligor is a government or a governmental
           subdivision or agency, no more than (i) 15% of aggregate Outstanding Balance of Eligible Receivables may be Receivables payable by municipal governments and (ii) 5% of aggregate Outstanding Balance of Eligible Receivables may be Receivables payable by the federal government;

 (v) which is not a Defaulted Receivable at the time of the initial creation of an interest of the Company therein;

 (vi) which is not a Delinquent Receivable at the time of the initial creation of an interest of the Company therein;

 (vii) which relates to services which have been performed and have been billed and which, according to the Contract related thereto, are required to be paid in full upon receipt by the Obligor of the billing notice therefor;

(viii) which is an "eligible asset" as defined in Rule 3a-7
           under the Investment Company Act of 1940, as amended;

(ix)   a purchase of which with the proceeds of Commercial Paper
           would constitute a "current transaction" within the meaning of
           Section 3(a)(3) of the Securities Act of 1933, as amended;

(x)    which is an "account" or "general intangible" within the
           meaning of Article 9 of the UCC of all applicable jurisdictions;

(xi)   which is denominated and payable only in United States
           dollars in the United States;

(xii)  which, arises under a Contract that together with the
           Receivable related thereto, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms and is not subject to any offset, counterclaim or other defense at such time;

 (xiii) which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation in any material respect if such violation would impair the collectibility of such Receivable or would adversely affect the Company's interest in such Receivable;

 (xiv) which (A) satisfies all applicable requirements of the Credit and Collection Policy and (B) complies with such other non-arbitrary credit related criteria and requirements as the Company may from time to time specify to the Transferor following five days' notice;

(xv)   which was generated in the ordinary course of a Seller's
           business and which is subject to a valid sale and assignment from the Seller to the Transferor under the Receivables Purchase Agreement; and

(xvi)  the Obligor of which has been directed to make all
           payments to a specified account with respect to which there shall be a Lock-Box Agreement in effect.

          "Estimated Maturity Period" means, at any time, the period, rounded upward to the nearest whole number of days, equal to the weighted average days until due of the Receivables as calculated by the Collection Agent in good faith and set forth in the most recent Investor Report, such calculation to be based on the assumptions that (a) each Receivable within a particular aging category, (as set forth in the Investor Report) will be paid on the last day of such aging category and (b) the last day of the last such aging category coincides with the last date on which any Outstanding Balance of any Receivables would be written off as uncollectible or charged against any applicable reserve or similar account in accordance with the objective requirements of the Credit and Collection Policy and the Transferor's normal accounting practices applied on a basis consistent with those reflected in the Transferor's financial statements, provided, however, that if the Company shall reasonably disagree with any such calculation, the Company may recalculate the Estimated Maturity Period, and such recalculation, in the absence of manifest error, shall be conclusive.

   "Eurodollar Rate" means, with respect to any Eurodollar Tranche Period, a rate which is .625% in excess of a rate per annum equal to the sum (rounded upwards, if necessary, to the next higher 1/100 of 1%) of (A) the rate obtained by dividing (i) the applicable LIBOR Rate by (ii) a percentage equal to 100% minus the reserve percentage used for determining the maximum reserve requirement as specified in Regulation D (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is applicable to the Liquidity Provider during such Eurodollar Tranche Period in respect of eurocurrency or eurodollar funding, lending or liabilities (or, if more than one percentage shall be so applicable, the daily average of such per-centage for those days in such Eurodollar Tranche Period during which any such percentage shall be applicable) plus (B) the then daily net annual assessment rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) as estimated by the Liquidity Provider for determining the current annual assessment payable by the Liquidity Provider to the Federal Deposit Insurance Corporation in respect of eurocurrency or eurodollar funding, lending or liabilities.

          "Eurodollar Tranche" means a Tranche as to which Discount is calculated at the Eurodollar Rate.

          "Eurodollar Tranche Period" means, with respect to a Eurodollar Tranche, prior to the Termination Date, a period of up to one month requested by the Transferor and agreed to by the Company or the Liquidity Provider , as the case may be, commencing on a Business Day requested by the Transferor and agreed to by the Company; provided, however, that if such Eurodollar Tranche Period would expire on a day which is not a Business Day, such Eurodollar Tranche Period shall expire on the next succeeding Business Day; provided, further, that if such Eurodollar Tranche Period would expire on (a) a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Eurodollar Tranche Period shall expire on the next preceding Business Day or (b) a Business Day for which there is no numerically corresponding day in the applicable subsequent calendar month, such Eurodollar Tranche Period shall expire on the last Business Day of such month.

          "Event of Bankruptcy", with respect to any Person, shall mean (i) that such Person shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or (ii) if such Person is a corporation, such Person or any Subsidiary shall take any corporate action to authorize any of the actions set forth in the preceding clause (i).

          "Fee Letter" means the letter agreement dated the date hereof between the Transferor and the Company, as amended, modified or supplemented from time to time.

          "Finance Charges" means, with respect to a Contract, any finance, interest, late or similar charges owing by an Obligor pursuant to such Contract.

          "Guaranty" of a Person means any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any other creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract and shall include, without limitation, the contingent liability of such Person in connection with any application for a letter of credit.

          "Incremental Transfer" means a Transfer which is made pursuant to
Section 2.2(a).

          "Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property other than accounts payable arising in the ordinary course of such Person's business on terms customary in the trade, (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease obligations and (vi) obligations for which such Person is obligated pursuant to a Guaranty.

          "Indemnified Amounts" has the meaning specified in Section 8.1.

          "Indemnified Parties" has the meaning specified in Section 8.1.

          "Interest Coverage Ratio" shall have the meaning specified in Section 7.1(n).

          "Investor Report" means a report, in substantially the form of Exhibit E or in such other form as is mutually agreed to by the Transferor and the Company, furnished by the Collection Agent to the Company and the Administrative Agent pursuant to Section 2.11.

          "Law" shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

          "Leverage Ratio" shall have the meaning specified in Section 5.3.

          "LIBOR Rate" shall mean, with respect to any Eurodollar Tranche Period, the rate at which deposits in dollars are offered to the Liquidity Provider in the London interbank market at approximately 11:00 a.m. (London time) two Business Days before the first day of such Eurodollar Tranche Period in an amount approximately equal to the Eurodollar Tranche to which the Eurodollar Rate is to apply and for a period of time approximately equal to the applicable Eurodollar Tranche Period.

          "Liquidation Yield" means, at any time, an amount equal to:

                         (RVF x LBR x NI) x (EM x 1.5)
                                            ----------
                                               360

Where:

RVF =     the Rate Variance Factor.

LBR = the Base Rate which is applicable to the liquidation period of the Net Investment at such time.

NI =      the Net Investment.

EM =      the Estimated Maturity Period of the Receivables.

          "Liquidity Provider Agreement" means the agreement between the Company and the Liquidity Provider evidencing the obligation of the Liquidity Provider to provide liquidity support to the Company in connection with the issuance by the Company of Commercial Paper.

          "Liquidity Provider" means the Person or Persons who will provide liquidity support to the Company in connection with the issuance by the Company of Commercial Paper.

          "Lock-Box Account" means an account maintained by the Collection Agent at a Lock-Box Bank for the purpose of receiving Collections from Receivables.

          "Lock-Box Agreement" means an agreement among the Collateral Agent, the Collection Agent and a Lock-Box Bank in substantially the form of Exhibit D hereto.

          "Lock-Box Bank" means each of the banks set forth in Exhibit C hereto and such banks as may be added thereto or deleted therefrom pursuant to Section 2.8.

          "Loss/Dilution Percentage" means, on any day, the greater of (i) the sum of (a) 6 times the highest Loss-to-Liquidation Ratio for any calendar month over the 12 calendar months preceding the then current month, and (b) 2 times the highest Dilution Ratio for any calendar month over the preceding 12 calendar months, and (c) 10% and (ii) 22 percent.

          "Loss/Dilution Reserve" means, on any day, an amount equal to:

                              LP x (NI + DR + SFR)
Where:

LP = the Loss/Dilution Percentage at the close of business of the Collection Agent on such day.

NI = the Net Investment at the close of business of the Collection Agent on such day.

DR = the Discount Reserve at the close of business of the Collection Agent on such day.

SFR = the Servicing Fee Reserve at the close of business of the Collection Agent on such day.

Notwithstanding the foregoing, the Loss/Dilution Reserve shall at all times be at least equal to $16,000,000.

          "Loss-to-Liquidation Ratio" means the ratio (expressed as a percentage) computed as of the last day of each calendar month by dividing (i) the aggregate Outstanding Balance of all Receivables which became Defaulted Receivables during such period by (ii) the aggregate amount of Collections received by the Collection Agent during such period.

          "Maximum Net Investment" means $130,000,000.

          "Maximum Percentage Factor" means 100%.

          "Moody's" means Moody's Investors Service, Inc.

          "Net Investment" means the sum of the amounts paid to the Transferor for each Incremental Transfer less the aggregate amount of Collections received and applied by the Company to reduce such Net Investment pursuant to Section 2.6 or Section 2.9; provided that the Net Investment shall be restored in the amount of any Collections so received and applied if at any time the distribution of such Collections is rescinded or must otherwise be returned for any reason.

          "Net Receivables Balance" means at any time the Outstanding Balance of the Eligible Receivables at such time reduced by the sum of (i) the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Designated Obligor exceeds the Concentration Factor for such Designated Obligor, plus (ii) the aggregate Outstanding Balance of all Eligible Receivables which are Defaulted Receivables, plus (iii) the aggregate Outstanding Balance of all Eligible Receivables which are Delinquent Receivables, plus (iv) the aggregate Outstanding Balance of all Eligible Receivables due from each of the top ten Obligors (that is, those Obligors which together with their Affiliates have the ten largest Eligible Receivable balances) with respect to which 15% or more of such Obligor's Receivables are Defaulted Receivables.

          "Obligor" means a Person obligated to make payments for the provision of goods and services pursuant to a Contract.

          "Official Body" shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

          "Other Transferor" means any Person other than the Transferor that has entered into a receivables purchase agreement or transfer and administration agreement with the Company.

          "Outstanding Balance" of any Receivable at any time means the then outstanding principal amount thereof including any accrued and outstanding Finance Charges related thereto.

          "Percentage Factor" means the percentage computed at any time of determination as follows:

                              NI + LR + DR + SFR
                               -------------------
                                      NRB
Where:

NI =      the Net Investment at the time of such computation.

LR =      the Loss/Dilution Reserve at the time of such computation.

DR =      the Discount Reserve at the time of such computation.

SFR =     the Servicing Fee Reserve at the time of such computation.

NRB =     the Net Receivables Balance at the time of such computation.

          Notwithstanding the foregoing computation, the Percentage Factor shall not exceed one hundred percent (100%).

          "Person" means any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization, enterprise, government or any department or agency of any government.

          "Potential Termination Event" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Termination Event.

          "Proceeds" means "proceeds" as defined in Section 9-306(1) of the UCC.

          "Program Fee" means the fee payable by the Transferor to the Company pursuant to Section 2.7 hereof, the terms of which are set forth in the Fee Letter.

          "Purchased Interest" means the interest in the Receivables acquired by the Liquidity Provider through purchase pursuant to the terms of the Liquidity Provider Agreement.

          "Rate Variance Factor" means the number, computed from time to time in good faith by the Company, that reflects the largest potential variance (from minimum to maximum) in selected interest rates over a period of time selected by the Company from time to time, set forth in a written notice by the Company to the Transferor and the Collection Agent.

          "Receivable" means the indebtedness owed upon creation to the Seller by any Obligor under a Contract whether constituting an account, chattel paper, instrument or general intangible, arising in connection with the provision of services by the Seller, and includes the right to payment of any Finance Charges and other obligations of such Obligor with respect thereto. Notwithstanding the foregoing, once a Receivable has been deemed collected pursuant to Section 2.9 hereof, it shall no longer constitute a Receivable hereunder.

          "Receivables Purchase Agreement" means that certain Amended and Restated Receivables Purchase Agreement dated as November 21, 1994 between the Seller and the Transferor.

          "Records" means all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) maintained with respect to Receivables and the related Obligors.

          "Related Security" means with respect to any Receivable:

(i)    all security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable;

 (ii) all guarantees, insurance or other agreements or arrangements of any kind from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and

 (iii) all Records.

          "Section 8.2 Costs" has the meaning specified in Section 8.2(d).

          "Seller" shall mean, collectively, Borg-Warner and the other originators named in the Receivables Purchase Agreement, together with their successors as permitted in the Receivables Purchase Agreement.

          "Servicing Fee" shall mean the fee payable by the Company to the Collection Agent, with respect to a Tranche, in an amount equal to 1% per annum on the amount of the Net Investment allocated to such Tranche pursuant to
Section 2.3. Such fee shall accrue from the date of the initial purchase of an ownership interest in the Receivables to the later of the Termination Date or the date on which the Net Investment is reduced to zero. On or prior to the Termination Date such fee shall be payable only from Collections pursuant to, and subject to the priority of payments set forth in, Section 2.5. After the Termination Date such fee shall be payable only from Collections pursuant to, and subject to the priority of payments set forth in, Section 2.6.

          "Servicing Fee Reserve" means at any time the sum of an amount equal to the product of (A) the aggregate Outstanding Balance of the Receivables at such time multiplied by the Servicing Fee percentage and (B) a fraction having as the numerator, the sum of (x) the Estimated Maturity Period multiplied by 1.5 plus (y) 30 and the denominator of which is 360.

          "Standard & Poor's" or "S&P" means Standard & Poor's Ratings Group.

          "Subsidiary" of a Person means any corporation more than 50% of the outstanding voting securities of which shall at any time be owned or controlled, directly or indirectly, by such Person or by one or more Subsidiaries of such Person or any similar business organization which is so owned or controlled.

          "Termination Date" means the earliest of (i) that Business Day designated by the Transferor to the Company as the Termination Date at any time following 30 days' written notice to the Company, (ii) the date of termination of the commitment of (A) the Liquidity Provider under the Liquidity Provider Agreement or (B) the Credit Support Provider under the Credit Support Agreement,
(iii) the day on which a Termination Event occurs pursuant to Section 7.1, or
(v) November 20, 1997.

          "Termination Event" means an event described in Section 7.1.

          "Tranche" means a portion of the Net Investment allocated to a Tranche Period pursuant to Section 2.3.

          "Tranche Period" means a CP Tranche Period, a BR Tranche Period, a CD Tranche Period or a Eurodollar Tranche Period.

          "Tranche Rate" means either the CP Rate, the Base Rate, the CD Rate or the Eurodollar Rate.

          "Transaction Costs" has the meaning specified in Section 8.3(a).

          "Transfer" means a conveyance, transfer and assignment by the Transferor to the Company of an undi-vided percentage ownership interest in Receivables hereunder.

          "Transfer Certificate" has the meaning given to it in Section 2.2(a).

          "Transfer Date" means, with respect to each Transfer, the Business Day on which such Transfer is made.

          "Transfer Price" means with respect to any Incremental Transfer, the amount paid to the Transferor by the Company as described in the Transfer Certificate.

          "Transferred Interest" means, at any time of determination, an undivided percentage ownership interest in (i) each and every then outstanding Receivable, (ii) all Related Security with respect to each such Receivable,
(iii) all Collections with respect thereto, and (iv) other Proceeds of the foregoing, equal to the Percentage Factor at such time, and only at such time (without regard to prior calculations). The Transferred Interest in each Receivable, together with Related Security and Collections with respect thereto, shall at all times be equal to the Transferred Interest in each other Receivable, together with Related Security and Collections. To the extent that the Transferred Interest shall decrease as a result of a recalculation of the Percentage Factor, the Company shall be considered to have reconveyed to the Transferor an undivided percentage ownership interest in each Receivable, together with Related Security and Collections, in an amount equal to such decrease such that in each case the Transferred Interest in each Receivable shall be equal to the Transferred Interest in each other Receivable.

          "UCC" means, with respect to any state, the Uniform Commercial Code as from time to time in effect in such state.

          "Unused Facility Fee" means the fee payable by the Transferor to the Company pursuant to Section 2.7 hereof, the terms of which are set forth in the Fee Letter.

          "Weekly Report" means a report in substantially the form of Exhibit G hereto (with such modification as may be mutually agreed to by the Transferor and the Company) prepared and furnished by the Collection Agent to the Administrative Agent, pursuant to Section 2.11, setting forth the Net Receivable Balance and the calculation of the Percentage Factor.

          SECTION 1.2 Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

          SECTION 1.3 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."

                                   ARTICLE II

                           PURCHASES AND SETTLEMENTS

          SECTION 2.1 Facility. Upon the terms and subject to the conditions herein set forth the Transferor may, at its option, convey, transfer and assign to the Company, and the Company shall accept such conveyance, transfer and assignment from the Transferor, without recourse except as provided herein, undivided percentage ownership interests in the Receivables, together with Related Security and Collections with respect thereto, from time to time.

          SECTION 2.2 Transfers; Company Certificate; Eligible Receivables (a) Incremental Transfers. Upon the terms and subject to the conditions herein set forth the Transferor may, at its option, convey, transfer and assign to the Company, and the Company shall accept such conveyance, transfer and assignment from the Transferor, without recourse except as provided herein, undivided percentage ownership interests in the Receivables, together with Related Security and Collections with respect thereto (each, an "Incremental Transfer") from time to time prior to the occurrence of a Termination Date for an aggregate Transfer Price not to exceed the Maximum Net Investment; provided that the Company shall not accept any such transfer if it is unable to obtain funds therefor in the commercial paper market or under the Liquidity Provider Agreement. The Transferor shall by notice given by telefax offer to convey, transfer and assign to the Company undivided percentage ownership interests in the Receivables at least two (2) Business Days prior to the proposed date of transfer. Each such notice shall specify the desired Transfer Price (which shall be at least $1,000,000 or integral multiples of $1,000,000 in excess thereof) and the desired date of such Incremental Transfer, together with the desired Tranche Period (or range) related thereto as required by Section 2.3. The Company if it accepts such offer shall accept such offer to convey, transfer and assign undivided percentage ownership interests by notice given to the Transferor by telephone or telefax. Each notice of proposed Transfer shall be irrevocable and binding on the Transferor and the Transferor shall indemnify the Company against any loss or expense incurred by the Company, either directly or through the Liquidity Provider Agreement as a result of any failure by the Transferor to complete such Incremental Transfer including, without limitation, any loss (including loss of anticipated profits) or expense incurred by the Company, either directly or pursuant to the Liquidity Provider Agreement, by reason of the liquidation or reemployment of funds acquired by the Company or the Liquidity Provider (including, without limitation, funds obtained by issuing commercial paper or promissory notes or obtaining deposits as loans from third parties) for the Company to fund such Incremental Transfer.

          On the date of the initial Incremental Transfer, the Company shall deliver written confirmation to the Transferor of the Transfer Price, the Tranche Period(s) and the Tranche Rate(s) relating to such Transfer and the Transferor shall deliver to the Company the Transfer Certificate in the form of Exhibit F hereto (the "Transfer Certificate"). The Company shall indicate the amount of the initial Incremental Transfer together with the date thereof on the grid attached to the Transfer Certificate. On the date of each subsequent Incremental Transfer, the Company shall send written confirmation to the Transferor of the Transfer Price, the Tranche Period(s), the Transfer Date and the Tranche Rate(s) applicable to such Incremental Transfer. The Company shall indicate the amount of the Incremental Transfer together with the date thereof as well as any decrease in the Net Investment on the grid attached to the Transfer Certificate. The Transfer Certificate shall evidence the Incremental Transfers. Following each Incremental Transfer, the Company shall deposit to the Transferor's account at the location indicated in Section 9.3, in immediately available funds, an amount equal to the Transfer Price for such Incremental Transfer.

          (b) Reinvestment Transfers. On each Business Day occurring after the initial Incremental Transfer hereunder and prior to the Termination Date, the Transferor hereby agrees to convey, transfer and assign to the Company, and in consideration of Transferor's agreement to maintain at all times prior to the Termination Date a Net Receivables Balance in an amount at least sufficient to maintain the Percentage Factor at an amount not greater than the Maximum Percentage Factor, the Company hereby agrees to purchase from the Transferor undivided percentage ownership interests in each and every Receivable, together with Related Security and Collections with respect thereto, to the extent that Collections are available for such Transfer in accordance with Section 2.5, such that after giving effect to such Transfer, (i) the amount of the Company's Net Investment at the close of the Company's business on such Business Day shall be equal to the amount of the Company's Net Investment at the close of the Company's business on the Business Day immediately preceding such Business Day plus the Transfer Price of any Incremental Transfer made on such day, if any, and (ii) the Company's Transferred Interest in each Receivable, together with Related Security and Collections with respect thereto, shall be equal to its Transferred Interest in each other Receivable, together with Related Security and Collections with respect thereto.

          (c) All Transfers. Each Transfer shall constitute a purchase of undivided percentage ownership interests in each and every Receivable, together with Related Security and Collections with respect thereto, then existing, as well as in each and every Receivable, together with Related Security and Collections with respect thereto, which arises at any time after the date of such Transfer. The Company's aggregate undivided percentage ownership interest in the Receivables, together with Related Security and Collections with respect thereto, shall equal the Percentage Factor in effect from time to time.

          (d) Company Certificate. The Transferor shall issue to the Company the Company Certificate, in the form of Exhibit M, on or prior to the date hereof.

          (e) Percentage Factor. The Percentage Factor shall be calculated by the Collection Agent on the day of the initial Incremental Transfer hereunder. Thereafter, until the Termination Date, the Collection Agent shall daily recompute the Percentage Factor and report such recomputations to the Company weekly in the Weekly Report or as requested by the Company. The Percentage Factor shall remain constant from the time as of which any such computation or recomputation is made until the time as of which the next such recomputation shall be made, notwithstanding any additional Receivables arising, any Incremental Transfer made pursuant to Section 2.2(a) or any reinvestment Transfer made pursuant to Section

2.2(b) and 2.5 during any period between computations of the Percentage Factor. The Percentage Factor, as calculated at the close of business on the Business Day immediately preceding the Termination Date, shall remain constant at all times thereafter until such time as the Company shall have received the Aggregate Unpaids, at which time the Percentage Factor shall be recomputed in accordance with Section 2.6.

          SECTION 2.3 Selection of Tranche Periods and Tranche Rates.

          (a) At all times hereafter, but prior to the occurrence of a Termination Event, the Transferor shall, subject to the Company's approval and the limitations described below, request Tranche Periods and allocate a portion of the Net Investment to each selected Tranche Period, so that the aggregate amounts allocated to outstanding Tranche Periods at all times shall equal the Net Investment. The Transferor shall give the Company irrevocable notice by telephone of the new requested Tranche Period(s) at least two (2) Business Days prior to the expiration of any then existing Tranche Period; provided, however, that the Company may select, in its sole discretion, any such new Tranche Period if (i) the Transferor fails to provide such notice on a timely basis or (ii) the Company determines, in its sole discretion, that the Tranche Period requested by the Transferor is unavailable or for any reason commercially undesirable. The Company confirms that it is its intention to allocate all or substantially all of the Net Investment to one or more CP Tranche Periods; provided that the Company may determine, from time to time, in its sole discretion, that funding such Net Investment by means of one or more CP Tranche Periods is not desirable for any reason. If the Liquidity Provider acquires a Purchased Interest with respect to the Receivables pursuant to the terms of the Liquidity Provider Agreement, the Liquidity Provider may exercise the right of selection granted to the Company hereby. The Tranche Rate applicable to any such Purchased Interest may be the BR Rate, the CD Rate or the Eurodollar Rate, as determined by the Liquidity Provider. In the case of any Tranche Period outstanding upon the occurrence of a Termination Event, such Tranche Period shall end on the date of such occurrence.

          (b) At all times on and after the occurrence of a Termination Event, the Company or the Liquidity Provider, as applicable, shall select all Tranche Periods and Tranche Rates applicable thereto.

          SECTION 2.4 Discount, Fees and Other Costs and Expenses. Notwithstanding the limitation on recourse under Section 2.1, the Transferor shall pay, as and when due in accordance with this Agreement, all fees hereunder, Discount, all amounts payable pursuant to Article VIII hereof, if any, and the Servicing Fee. On the last day of each Tranche Period the Transferor shall pay to the Company an amount equal to the accrued and unpaid Discount for such Tranche Period together with an amount equal to the discount accrued on the Company's Commercial Paper notes to the extent such notes were issued in order to fund the Transferred Interest in an amount in excess of the Transfer Price of an Incremental Transfer. The Transferor shall pay to the Company, on each day on which Commercial Paper is issued by the Company, the Dealer Fee. Discount shall accrue with respect to each Tranche on each day occurring during the Tranche Period related thereto. Nothing in this Agreement shall limit in any way the obligations of the Transferor to pay the amounts set forth in this Section 2.4.

          SECTION 2.5 Non-Liquidation Settlement and Reinvestment Procedures.
On each day after the date of any Incremental Transfer but prior to the Termination Date, the Collection Agent shall out of the Percentage Factor of Collections received on or prior to such day and not previously applied or accounted for: (i) set aside and hold in trust for the Company (or deposit into the Collection Account if so required pursuant to Section 2.12) an amount equal to all Discount and the Servicing Fee accrued through such day and not so previously set aside or paid and (ii) apply the balance of such Percentage Factor of Collections remaining after application of Collections as provided in clause (i) of this Section 2.5 to the Transferor, for the benefit of the Company to the purchase of additional undivided percentage interests in each Receivable pursuant to Section 2.2(b). On the last day of each Tranche Period, from the amounts set aside as described in clause (i) of the first sentence of this
Section 2.5, the Collection Agent shall deposit to the Company's account, an amount equal to the accrued and unpaid Discount for such Tranche Period and shall deposit to its account an amount equal to the accrued and unpaid Servicing Fee for such Tranche Period. As provided in Section 6.2(b), the Collection Agent shall remit to the Transferor, as soon as practicable after receipt, such portion of Collections not allocated to the Company.

          SECTION 2.6 Liquidation Settlement Procedures. If on the Termination Date, the Percentage Factor is greater than the Maximum Percentage Factor, then the Transferor shall immediately pay to the Company from previously received Collections, an amount equal to the amount such that, when applied in reduction of the Net Investment, will result in a Percentage Factor less than or equal to the Maximum Percentage Factor. Such amount shall be applied by the Company to the reduction of the Net Investment of Tranche Periods selected by the Company. On the Termination Date and on each day thereafter, the Collection Agent shall set aside and hold in trust for the Company (or deposit into the Collection Account if so required pursuant to Section 2.12) the Percentage Factor of all Collections received on such day. On the Termination Date, the Collection Agent shall deposit to the Company's account any remaining amounts set aside pursuant to Section 2.5(i) above. On the last day of each Tranche Period to occur on or after the Termination Date, the Collection Agent shall deposit to the Company's account, the amounts set aside pursuant to the preceding sentence, together with any remaining amounts set aside pursuant to Section 2.5(i) prior to the Termination Date but not to exceed the sum of (i) the accrued Discount for such Tranche Period, (ii) the portion of the Net Investment allocated to such Tranche Period, and (iii) the aggregate of all other amounts then owed (whether due or accrued) hereunder by Transferor to the Company. On such day, the Collection Agent shall deposit to its account, from the amounts set aside pursuant to the preceding sentence which remain after payment in full of the aforementioned amounts, the accrued Servicing Fee for such Tranche Period. If there shall be insufficient funds on deposit for the Collection Agent to distribute funds in payment in full of the aforementioned amounts, the Collection Agent shall distribute funds first, in payment of the accrued Discount, second, in payment of all fees and expenses payable to the Company hereunder, third, if the Transferor is not the Collection Agent, to the Collection Agent's account, in payment of the Servicing Fee payable to the Collection Agent, fourth, in reduction of the Net

Investment allocated to such Tranche Period, fifth, in payment of all other amounts payable to the Company and sixth, if the Transferor is the Collection Agent, to its account as Collection Agent, in payment of the Servicing Fee payable to the Transferor as Collection Agent. Following the date on which the Net Investment has been reduced to zero, all accrued Discount and Servicing Fees have been paid in full and all other Aggregate Unpaids have been paid in full,
(i) the Collection Agent shall recompute the Percentage Factor, (ii) the Company shall be considered to have reconveyed to the Transferor any interest in the Receivables (including the Transferred Interest), (iii) the Collection Agent shall pay to Transferor any remaining Collections set aside and held by the Collection Agent pursuant to the second sentence of this Section 2.6 and (iv) the Company shall execute and deliver to the Transferor, at the Transferor's expense, such documents or instruments as are necessary to terminate the Company's interest in the Receivables. Any such documents shall be prepared by or on behalf of the Transferor.

          SECTION 2.7 Fees. Notwithstanding any limitation on recourse contained in this Agreement, the Transferor shall pay the following non-refundable fees:

          (a) On the last day of each month, to the Company,the Program Fee and the Unused Facility Fee.

          (b) On the date of execution hereof, to the Administrative Agent, the Arrangement Fee.

          SECTION 2.8 Protection of Ownership Interest of the Company.

          (a) The Transferor agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents and take all actions as may be necessary or as the Company may reasonably request in order to perfect or protect the Transferred Interest or to enable the Company to exercise or enforce any of its rights hereunder. Without limiting the foregoing, the Transferor will, upon the request of the Company, in order to accurately reflect this purchase and sale transaction, execute and file such financing or continuation statements or amendments thereto or assignments thereof (as permitted pursuant to Section 9.6 hereof) as may be requested by the Company and mark its master data processing records and other documents with a legend describing the purchase by the Company of the Transferred Interest. The Transferor shall, upon request of the Company, obtain such additional search reports as the Company shall request. To the fullest extent permitted by applicable law, the Company shall be permitted to sign and file continuation statements and amendments thereto and assignments thereof without the Transferor's signature. Carbon, photographic or other reproduction of this Agreement or any financing statement shall be sufficient as a financing statement. The Transferor shall neither change its name, identity or corporate structure (within the meaning of Section 9-402(7) of the UCC as in effect in the States of New York and Illinois) nor relocate its chief executive office or any office where Records are kept unless it shall have: (i) given the Company at least thirty (30) days prior notice thereof and (ii) prepared at Transferor's expense and delivered to the Company all financing statements, instruments and other documents necessary to preserve and protect the Transferred Interest or requested by the Company in connection with such change or relocation. Any filings under the UCC or otherwise that are occasioned by such change in name or location shall be made at the expense of Transferor.

          (b) The Collection Agent shall cause the Sellers to instruct all Obligors to cause all Collections to be deposited directly with a Lock-Box Bank. Any Lock-Box Account maintained by a Lock-Box Bank pursuant to the related Lock-Box Agreement shall be under the ownership and control of the Collateral Agent. The Collection Agent shall be permitted to give instructions to the Lock-Box Banks for so long as either a Collection Agent default or any other Termination Event has not occurred hereunder. The Collection Agent shall not add any bank as a Lock-Box Bank to those listed on Exhibit C unless such bank has entered into a Lock-Box Agreement. The Collection Agent shall not terminate any bank as a Lock-Box Bank unless the Administrative Agent shall have received fifteen (15) days' prior notice of such termination. If the Transferor or the Collection Agent receives any Collections or the Transferor is deemed to receive any Collections pursuant to Section 2.9, the Transferor or the Collection Agent, as applicable, shall imme-diately, but in any event within forty-eight (48) hours of receipt, remit such Collections to a Lock-Box Account.

          SECTION 2.9 Deemed Collections; Application of Payments. (a) If on any day the Outstanding Balance of a Receivable is either (x) reduced as a result of any defective, rejected or returned goods or services, any cash discount, credit, rebate, allowance or other dilution factor, any billing adjustment or other adjustment, or (y) reduced or canceled as a result of a setoff or offset in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), the Transferor shall be deemed to have received on such day a collection of such Receivable in the amount of such reduction or cancellation and the Transferor shall pay to the Collection Agent an amount equal to such reduction or cancellation and such amount shall be applied by the Collection Agent as a Collection in accordance with Section 2.5 or 2.6, as applicable. The Net Investment shall be reduced by the amount of such payment actually received by the Company.

          (b) If on any day any of the representations or warranties in Article III is no longer true with respect to a Receivable, the Transferor shall be deemed to have received on such day a Collection of such Receivable in full and the Transferor shall on such day pay to the Collection Agent an amount equal to the aggregate Percentage Factor of the Outstanding Balance of such Receivable and such amount shall be allocated to the Company and applied by the Collection Agent as a Collection allocable to the Transferred Interest in accordance with
Section 2.5 or 2.6, as applicable. The Net Investment shall be reduced by the amount of such payment actually received by the Company.

          (c) Any payment by an Obligor in respect of any indebtedness owed by it to the Transferor shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Company, be applied as a Collection of any Receivable of such Obligor included in the Transferred Interest (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other indebtedness of such Obligor.

          SECTION 2.10 Payments and Computations, Etc. All amounts to be paid or deposited by the Transferor or the Collection Agent hereunder shall be paid or deposited in accordance with the terms hereof no later than 1:00 p.m. (New York City time) on the day when due in immediately available funds; if such amounts are payable to the Company they shall be paid or deposited in accordance with the instructions of the Administrative Agent, until otherwise notified by the Company. The Transferor shall, to the extent permitted by law, pay to the Company upon demand, interest on all amounts not paid or deposited when due to the Company hereunder at a rate equal to 2% per annum plus the Base Rate. All computations of discount, interest and all per annum fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. Any computations of amounts payable by the Transferor hereunder to the Company, the Liquidity Provider or the Credit Support Provider shall be binding absent manifest error.

          SECTION 2.11 Reports. (a) Prior to the 18th day of each month, the Collection Agent shall prepare and forward to the Administrative Agent (i) an Investor Report as of the end of the last day of the immediately preceding month and (ii) if requested by the Company or the Administrative Agent, a listing by Obligor of all Receivables together with an aging of such Receivables. The Collection Agent shall prepare and provide to the Administrative Agent such other information as the Company or the Administrative Agent may reasonably request.

          (b) Beginning on Wednesday November 30, 1994, and on each Wednesday of each week thereafter, prior to 12:00 noon (New York City time), the Collection Agent shall deliver to the Administrative Agent a Weekly Report setting forth the Net Receivable Balance, calculated on the basis of the most recent information available from the Collection Agent's master servicing records (which information shall not be more than three (3) Business Days old), and the calculation of the Percentage Factor as of the preceding day.

          SECTION 2.12 Collection Account. There shall be established on the day of the initial Incremental Transfer hereunder and maintained, for the benefit of the Company, with the Collateral Agent, a segregated account
(the "Collection Account"), bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Company. The Collection Agent shall remit daily within forty-eight hours of receipt to the Collection Account all Collections received with respect to any Receivables; provided, however, the Collection Agent shall be permitted to make payments to the Company on the last day of each Tranche Period instead of depositing funds into the Collection Account on a daily basis for so long as, and only for so long as no Collection Agent default and no other Termination Event has occurred hereunder. Funds on deposit in the Collection Account (other than investment earnings) shall be invested by the Collateral Agent in Eligible Investments that will mature so that such funds will be available prior to the last day of each successive Tranche Period following such investment. All interest and earnings (net of losses and investment expenses) on funds on deposit in the Collection Account shall be retained in the Collection Account and be available to make any payments required to be made hereunder (including Discount) to the Company. On the date on which the Net Investment is zero and all amounts payable hereunder have been paid to the Company, any funds remaining on deposit in the Collection Account shall be paid to the Transferor.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

          SECTION 3.1 Representations and Warranties of the Transferor. The Transferor represents and warrants to the Company that:

          (a) Corporate Existence and Power. The Transferor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted.

          (b) Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by the Transferor of this Agreement, the Receivables Purchase Agreement, the Fee Letter, the Company Certificate and the Transfer Certificate are within the Transferor's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (except as contemplated by Section 2.8), and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Certificate of Incorporation or Bylaws of the Transferor or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Transferor or result in the creation or imposition of any lien on assets of the Transferor or any of its Subsidiaries (except as contemplated by Section 2.8).

          (c) Binding Effect. Each of this Agreement, the Receivables Purchase Agreement, the Fee Letter and the Company Certificate constitutes and the Transfer Certificate upon payment by the Company of the Transfer Price set forth therein will constitute the legal, valid and binding obligation of the Transferor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors.

          (d) Perfection. Immediately preceding each Transfer hereunder, the Transferor shall be the owner of all of the Receivables, free and clear of all liens, encumbrances, security interests, preferences or other security arrangement of any kind or nature whatsoever. On or prior to each Transfer and each recomputation of the Transferred Interest, all financing statements and other documents required to be recorded or filed in order to perfect and protect the Transferred Interest against all creditors of and purchasers from the Transferor will have been duly filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full (except to the extent that such perfection may be governed by any federal or state law relating to the perfection of an interest in any Receivable owed by the federal government or a municipality).

          (e) Accuracy of Information. All written information heretofore furnished by the Transferor (including without limitation, the Investor Reports, the Weekly Reports, any other reports delivered pursuant to Section 2.11 or as part of the Company's due diligence process and the Transferor's financial statements) to the Company or the Administrative Agent for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Transferor to the Company or the Administrative Agent will be, true and accurate in every material respect, on the date such information is stated or certified.

          (f) Tax Status. The Transferor has filed all tax returns (federal, state and local) required to be filed and has paid or made adequate provision for the payment of all taxes, assessments and other governmental charges.

          (g) Action, Suits. Except as set forth in Exhibit H, there are no actions, suits or proceedings pending, threatened, or to the knowledge of the Transferor, probable of assertion, against or affecting the Transferor or its properties, in or before any court, arbitrator or other body, which question the validity of the transactions contemplated by this Agreement or which may, individually or in the aggregate, be reasonably expected to have a material adverse effect on the financial condition of the Transferor or materially adversely affect the ability of Transferor to perform its obligations under this Agreement or the Receivables Purchase Agreement.

          (h) Use of Proceeds. No proceeds of any Transfer will be used by the Transferor to acquire any security in any transaction which is subject to
Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

          (i) Place of Business. The chief place of business and chief executive office of the Transferor are located at the address of the Transferor indicated in Section 9.3 hereof and the offices where the Transferor keeps all its Records, are located at the address(es) described on Exhibit I or such other locations notified to the Company in accordance with Section 2.8 in jurisdictions where all action required by Section 2.8 has been taken and completed.

          (j) Good Title. Upon each Transfer and each recomputation of the Transferred Interest, the Company shall acquire a valid and perfected first priority undivided percentage ownership interest to the extent of the Transferred Interest or a first priority perfected security interest in each Receivable that exists on the date of such Transfer and recomputation and in the Related Security and Collections with respect thereto free and clear of any Adverse Claim.

          (k) Tradenames, Etc. As of the date hereof: (i) the Transferor's chief executive office is located at the address for notices set forth in
Section 9.3 hereof; (ii) the Transferor has only the subsidiaries and divisions listed on Exhibit J hereto; and (iii) the Transferor has, since its formation in 1992, operated only under the tradenames identified in Exhibit J hereto, and, since formation, has not changed its name, merged with or into or consolidated with any other corporation or been the subject of any proceeding under Title 11, United States Code (Bankruptcy).

          (l) Nature of Receivables. Each Receivable included as an "Eligible Receivable" in any computation or certification required or delivered hereunder did, at such time, in fact, satisfy the definition of "Eligible Receivable".

          (m) Coverage Requirement. The Percentage Factor does not exceed the Maximum Percentage Factor.

          (n)  Credit and Collection Policy.  Since   September 27, 1994, there
have been no material changes in the Credit and Collection Policy; since such date, no material adverse change has occurred in the overall rate of collection of the Receivables.

          (o) No Termination Event. No event has occurred and is continuing and no condition exists that, with the giving of notice and/or the passage of time, would constitute a Termination Event.

          (p) Not an Investment Company. The Transferor is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or is exempt from all provisions of such Act.

          (q) ERISA. The Transferor is in compliance in all material respects with ERISA and no lien in favor of the Pension Benefit Guaranty Corporation on any of the Receivables shall exist.

          (r) Receivables. Each Receivable represents all or part of the sales price of services rendered by the Seller.

          Any document, instrument, certificate or notice delivered to the Company hereunder shall be deemed a representation and warranty by the Transferor.

          SECTION 3.2 Reaffirmation of Representations and Warranties by the Transferor. On each day that a Transfer is made hereunder, the Transferor, by accepting the proceeds of such Transfer, whether delivered to the Transferor pursuant to Section 2.2(a) or Section 2.5, shall be deemed to have certified that all representations and warranties described in Section 3.1 are correct on and as of such day as though made on and as of such day. Each Incremental Transfer shall be subject to the further condition precedent that prior to the date of such Incremental Transfer, the Collection Agent shall have delivered to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, a completed Weekly Report dated within two (2) days prior to the date of such Incremental Transfer, together with a listing by Obligor, if requested, and such additional information as may be reasonably requested by the Administrative Agent; and the Transferor shall be deemed to have represented and warranted that such conditions precedent have been satisfied.

          SECTION 3.3 Representations and Warranties of Borg-Warner. Borg-Warner, as Collection Agent, represents and warrants to the Company that:

          (a) Corporate Existence and Power. Borg-Warner is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted.

          (b) Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by Borg-Warner of this Agreement is within Borg-Warner's corporate powers, has been duly authorized by all necessary corporate action, requires no action by or in respect of, or filing with, any governmental body, agency or official (except as contemplated by Section 2.8), and do not contravene, or constitutes a default under, any provision of applicable law or regulation or of the Certificate of Incorporation or Bylaws of Borg-Warner or of any agreement, judgment, injunction, order, decree or other instrument binding upon Borg-Warner or result in the creation or imposition of any lien on assets of Borg-Warner or any of its Subsidiaries (except as contemplated by Section 2.8).

          (c) Binding Effect. This Agreement constitutes the legal, valid and binding obligation of Borg-Warner, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors.

          (d) Accuracy of Information. All written information heretofore furnished by Borg-Warner to the Company or the Administrative Agent for purposes of or in connection with this Agreement or any transaction contem-plated hereby is, and all such information hereafter furnished by Borg-Warner, as Collection Agent, to the Company or the Administrative Agent will be, true and accurate in every material respect, on the date such information is stated or certified.

          (e) Tax Status. Borg-Warner has filed all tax returns (federal, state and local) required to be filed and has paid or made adequate provision for the payment of all taxes, assessments and other governmental charges.

          (f) Action, Suits. Except as set forth in Exhibit H, there are no actions, suits or proceedings pending, or to the knowledge of Borg-Warner, threatened, against or affecting Borg-Warner or any Affiliate of Borg-Warner or their respective properties, in or before any court, arbitrator or other body, which question the validity of the transactions contemplated by this Agreement or the Receivables Purchase Agreement, or which may, individually or in the aggregate, be reasonably expected to have a material adverse effect on the financial condition of Borg-Warner and its Subsidiaries taken as a whole or materially adversely affect the ability of Borg-Warner to perform its obligations under this Agreement or the Receivables Purchase Agreement.

          (g) Place of Business. The chief place of business and chief executive office of each Seller are located at the address of each Seller indicated in Exhibit I and the offices where each Seller keeps all its Records, are located at the address(es) described on Exhibit I or such other locations notified to the Company in accordance with Section 2.8 in jurisdictions where all action required by Section 2.8 has been taken and completed.

          (h) Tradenames, Etc. As of the date hereof: (i) each Seller's chief executive office is located at the address set forth in Exhibit I; (ii) each Seller has only the subsidiaries listed on Exhibit J hereto; and (iii) each Seller has, since the date four months prior to the date hereof, operated only under the tradenames identified in Exhibit J hereto, and, since the date four months prior to the date hereof, has not changed its name, merged with or into or consolidated with any other corporation or been the subject of any proceeding under Title 11, United States Code (Bankruptcy), except as disclosed in Exhibit J hereto.

          (i)  [Reserved]

          (j)  Credit and Collection Policy.  Since   September 27, 1994, there
have been no material changes in the Credit and Collection Policy; since such date, no material adverse change has occurred in the overall rate of collection of the Receivables.

          (k) Collections and Servicing. Since June 30, 1994, there has been no material adverse change in the ability of Borg-Warner to service and collect the Receivables.

          (l) No Termination Event. No event has occurred and is continuing and no condition exists that, with the giving of notice and/or the passage of time, would constitute a Termination Event.

          (m) ERISA. Borg-Warner is in compliance in all material respects with ERISA and no lien in favor of the Pension Benefit Guaranty Corporation on any of its assets shall exist.

          (n) Lock-Box Accounts. The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Exhibit C hereto (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts as have been notified to the Collateral Agent and for which Lock-Box Agreements have been executed in accordance with
Section 2.8(b) and delivered to the Administrative Agent). All Obligors have been instructed to make payment to a Lock-Box Account and only Collections are deposited into the Lock-Box Accounts.

          Any document, instrument, certificate or notice delivered by Borg-Warner to the Company hereunder shall be deemed a representation and warranty by Borg-Warner.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

          SECTION 4.1 Conditions to Closing. On or prior to the date of execution hereof, the Transferor shall deliver to the Company the following documents, instruments and fees all of which shall be in a form and substance acceptable to the Company:

          (a) A copy of the Resolutions of the Board of Directors of the Transferor certified by its Secretary or any Assistant Secretary approving the Agreement and the other documents to be delivered by the Transferor hereunder.

          (b) The Articles of Incorporation of the Transferor certified by the Secretary of State or other similar official of the Transferor's jurisdiction of incorporation.

          (c) A Good Standing Certificate for the Transferor issued by the Secretary of State or a similar official of the Transferor's jurisdiction of incorporation and certificates of qualification as a foreign corporation issued by the Secretaries of State or other similar officials of each jurisdiction when such qualification is material to the transactions contemplated by this Agreement.

          (d) A Certificate of the Secretary or any Assistant Secretary of the Transferor certifying (i) the names and signatures of the officers authorized on its behalf to execute this Agreement, the Company Certificate, the Transfer Certificate, the Fee Letter and any other documents to be delivered by it hereunder (on which certificates the Company may conclusively rely until such time as the Company shall receive from the Transferor a revised certificate meeting the requirements of this clause (d)(i)) and (ii) a copy of its By-Laws.

          (e) A copy of the Resolutions of the Board of Directors of the Collection Agent certified by its Secretary or any Assistant Secretary approving the Agreement and the other documents to be delivered by the Collection Agent hereunder.

          (f) The Articles of Incorporation of the Collection Agent certified by the Secretary of State or other similar official of the Collection Agent's jurisdiction of incorporation.

          (g) A Good Standing Certificate for the Collection Agent issued by the Secretary of State or a similar official of the Collection Agent's jurisdiction of incorporation and certificates of qualification as a foreign corporation issued by the Secretaries of State or other similar officials of each jurisdiction when such qualification is material to the transactions contemplated by this Agreement.

          (h) A Certificate of the Secretary or any Assistant Secretary of the Collection Agent certifying (i) the names and signatures of the officers authorized on its behalf to execute this Agreement, the Company Certificate, the Transfer Certificate, the Fee Letter and any other documents to be delivered by it hereunder (on which certificates the Company may conclusively rely until such time as the Company shall receive from the Collection Agent a revised certificate meeting the requirements of this clause (d)(i)) and (ii) a copy of its By-Laws.

          (i) A copy of the Resolutions of the Board of Directors of each Seller certified by its Secretary or any Assistant Secretary approving the Agreement and the other documents to be delivered by each Seller hereunder.

          (j) The Articles of Incorporation of each Seller certified by the Secretary of State or other similar official of each Seller's jurisdiction of incorporation.

          (k) A Good Standing Certificate for each Seller issued by the Secretary of State or a similar official of each Seller's jurisdiction of incorporation and certificates of qualification as a foreign corporation issued by the Secretaries of State or other similar officials of each jurisdiction when such qualification is material to the transactions contemplated by this Agreement.

          (l) A Certificate of the Secretary or any Assistant Secretary of each Seller certifying (i) the names and signatures of the officers authorized on its behalf to execute this Agreement, the Company Certificate, the Transfer Certificate, the Fee Letter and any other documents to be delivered by it hereunder (on which certificates the Company may conclusively rely until such time as the Company shall receive from each Seller a revised certificate meeting the requirements of this clause (d)(i)) and (ii) a copy of its By-Laws.

          (m)  [Reserved]

          (n) Copies of proper financing statements (Form UCC-3), if any, necessary to terminate all security interests and other rights of any person in Receivables previously granted by Transferor.

          (o)  Certified copies of request for information or copies (Form UCC-
11) (or a similar search report certified by parties acceptable to the Company) dated a date reasonably near the date of the initial Incremental Transfer listing all effective financing statements which name the Transferor (under its present name and any previous name) as debtor and which are filed in jurisdictions in which the filings were made pursuant to item (l) above together with copies of such financing statements (none of which shall cover any Receivables or Contracts).

          (p)  Executed copies of the Lock-Box Agreements.

          (q) An opinion of Mr. Neal Farrell, general counsel of Borg-Warner, covering certain of the corporate matters set forth in Exhibit K hereto.

          (r) An opinion of Kirkland & Ellis, special counsel to the Transferor, Borg-Warner and the Seller, covering certain of the corporate matters set forth in Exhibit K hereto and certain insolvency matters.

          (s) A certificate of the Transferor in substantially the form of Exhibit L hereto executed by the Secretary or Assistant Secretary of the Transferor.

          (t) A computer tape setting forth all Receivables and the Outstanding Balances thereon and such other information as the Company may reasonably request.

          (u)  An executed copy of the Fee Letter.

          (v)  The Transferor Certificate, duly executed by the Transferor.

          (w) The Company Certificate, duly executed by the Transferor and appropriately completed.

          (x)  The Arrangement Fee in accordance with Section 2.7(b).

          (y)  An Investor Report for October 31, 1994.

          (z)  An executed copy of the Receivables Purchase Agreement.

          (aa) Such other documents as the Company shall reasonably request.

                                   ARTICLE V

                                   COVENANTS

          SECTION 5.1 Affirmative Covenants. At all times from the date hereof to the later to occur of (i) the Termination Date or (ii) the date on which the Company's Transferred Interest shall be equal to zero, unless the Company shall otherwise consent in writing:

          (a) Financial Reporting. The Transferor and Borg-Warner will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and Borg-Warner (or, in the case of the first sentence of clause (iii), clause (iv), and the second sentence of clause (vii), the Transferor) will furnish to the Administrative Agent:

               (i) Annual Reporting. Within ninety (90) days after the close of each of its fiscal years, audited financial statements, prepared in accordance with generally accepted accounting principles on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related statements of operations, shareholder's equity and cash flows, accompanied by an audit report of a nationally recognized firm of independent certified public accountants (or such other firm of independent certified public accountants acceptable to the Administrative Agent) which report shall be unqualified as to going concern and scope of audit and shall state that such consolidated financial statements present fairly the financial position of Borg-Warner and its Subsidiaries as at the dates indicated and the results of their operations and their cash flow for the periods indicated is in conformity with GAAP and that the examination had been made in accordance with generally accepted auditing standards.

               (ii) Quarterly Reporting. Within forty-five (45) days after the close of the first three quarterly periods of each of its fiscal years, for itself and its

     Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated related statements of operations, shareholder's equity and cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its Designated Financial Officer.

               (iii) Compliance Certificate. Concurrently with the delivery by Borg-Warner of the financial statements required hereunder, a compliance certificate signed by its Designated Financial Officer stating that no Termination Event or Potential Termination Event exists, or if any Termination Event or Potential Termination Event exists, stating the nature and status thereof. Together with the financial statements hereunder, a compliance certificate signed by a Designated Financial Officer of Borg-Warner showing the computation of, and showing compliance with, each of the quarterly financial tests set forth in Section 7.1(m), (n) and (o).

               (iv) Notice of Termination Events or Potential Termination Events. As soon as possible and in any event within two (2) days after the occurrence of each Termination Event or each Potential Termination Event, a statement of the Designated Financial Officer of the Transferor setting forth details of such Termination Event or Potential Termination Event and the action which the Transferor proposes to take with respect thereto.

               (v) Change in Credit and Collection Policy and Debt Ratings. Within ten (10) days after the date any material change in or amendment to the Credit and Collection Policy is made, a copy of the Credit and Collection Policy then in effect indicating such change or amendment. Within five (5) days after the date of any change in Borg-Warner's public or private debt ratings, if any, a written certification of Borg-Warner's public and private debt ratings after giving effect to any such change.

               (vi) Credit and Collection Policy. Upon request by the Company, a complete copy of the Credit and Collection Policy then in effect.

               (vii) Other Information. Prompt written notice thereof in the event that any Subsidiary of Borg-Warner becomes a Material Subsidiary (as that term is defined in Exhibit N hereto); and such other information including non-financial information) as the Administrative Agent may from time to time reasonably request.

          (b)  Conduct of Business.  The Transferor will and Borg-Warner will
(x) carry on and conduct its business in substantially the same manner and in substantially the same or related fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and (y) maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

          (c) Compliance with Laws. The Transferor will and Borg-Warner will comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

          (d) Furnishing of Information and Inspection of Records. The Transferor will furnish to the Company from time to time such information with respect to the Receivables as the Company may reasonably request, including, without limitation, listings identifying the Obligor and the Outstanding Balance for each Receivable. Upon at least two (2) Business Days prior notice, the Transferor and Borg-Warner will during regular business hours permit the Company, or its agents or representatives, (i) to examine and make copies of and abstracts from all Records and (ii) to visit the offices and properties of the Transferor and Borg-Warner for the purpose of examining such Records, and to discuss matters relating to Receivables or the Transferor's or Borg-Warner's performance hereunder with any of the officers, employees or independent public accountants of the Transferor or Borg-Warner having knowledge of such matters.

          (e) Keeping of Records and Books of Account. The Transferor and Borg-Warner (consistent with its role as Collection Agent) will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the daily identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Transferor and Borg-Warner will give the Company notice of any material change in the administrative and operating procedures referred to in the previous sentence.

          (f) Performance and Compliance with Receivables and Contracts. The Transferor and Borg-Warner will at their expense timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables.

          (g) Credit and Collection Policies. Borg-Warner will comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

          (h) Collections. The Transferor and Borg-Warner shall instruct all Obligors to cause all Collections to be deposited directly to a Lock-Box Account.

          (i) Collections Received. The Transferor and Borg-Warner shall hold in trust, and deposit, immediately, but in any event not later than forty-eight
(48) hours of its receipt thereof, to a Lock-Box Account all Collections received from time to time by them (including without limitation all Collections deemed to have been received by the Transferor under Section 2.9).

          (j) Sale Treatment. The Transferor shall report the transactions contemplated by the Agreement on its financial statements as a sale of the Transferred Interest to the Company.

          (k) Separate Business. The Transferor shall at all times (a) to the extent the Transferor's office is located in the offices of Borg-Warner or any Affiliate of Borg-Warner, pay fair market rent for its executive office space located in the offices of Borg-Warner or any Affiliate of Borg-Warner, (b) maintain the Transferor's books, financial statements, accounting records and other corporate documents and records separate from those of Borg-Warner or any other entity, (c) not commingle the Transferor's assets with those of Borg-Warner or any other entity; (d) act solely in its corporate name and through its own authorized officers and agents, (e) make investments directly or by brokers engaged and paid by the Transferor or its agents (provided that if any such agent is an Affiliate of the Transferor it shall be compensated at a fair market rate for its services), (f) separately manage the Transferor's liabilities from those of Borg-Warner or any Affiliates of Borg-Warner and pay its own liabilities, including all administrative expenses, from its own separate assets, and (g) pay from the Transferor's assets all obligations and indebtedness of any kind incurred by the Transferor. The Transferor shall abide by all corporate formalities, including the maintenance of current minute books, and the Transferor shall cause its financial statements to be prepared in accordance with generally accepted accounting principles in a manner that indicates the separate existence of the Transferor and its assets and liabilities. The Transferor shall (i) pay all its liabilities, (ii) not assume the liabilities of Borg-Warner or any Affiliate of Borg-Warner, and (iii) not guarantee the liabilities of Borg-Warner or any Affiliate of Borg-Warner. The officers and directors of the Transferor (as appropriate) shall make decisions with respect to the business and daily operations of the Transferor independent of and not dictated by any controlling entity.

          (l) Corporate Documents. The Transferor shall only amend, alter, change or repeal Articles Third, Fourth(b), Sixth, and the last paragraph of Article Tenth of its Certificate of Incorporation as in effect on the date hereof with the prior written consent of the Administrative Agent.

          SECTION 5.2 Negative Covenants. During the term of this Agreement, unless the Company shall otherwise consent in writing:

          (a) No Sales, Liens, Etc. Except as otherwise provided herein, neither the Transferor or Borg-Warner will sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (or the filing of any financing statement) or with respect to, any inventory or goods (other than sales in the ordinary course of business), the sale of which may give rise to a Receivable or any Receivable or related Contract, or upon or with respect to any account which concentrates in a Lock-Box Bank to which any Collections of any Receivable are sent, or assign any right to receive income in respect thereof.

          (b) No Extension or Amendment of Receivables. Except as otherwise permitted in Section 6.2, neither the Transferor nor Borg-Warner will extend, amend or otherwise modify the terms of any Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

          (c) No Amendment of Receivables Purchase Agreement. The Transferor shall not amend or otherwise modify the Receivables Purchase Agreement without the prior written consent of the Company.

          (d) No Change in Business or Credit and Collection Policy. Neither the Transferor nor Borg-Warner will make any change in the character of its business or in the Credit and Collection Policy (in the case of Borg-Warner), which change would, in either case, impair the collectibility of any Receivable.

          (e) Sale of Assets, Etc. Neither the Transferor nor Borg-Warner will sell, lease or transfer all or substantially all of its assets to any other person.

          (f) Change in Payment Instructions to Obligors. Neither the Transferor nor any Seller nor the Collection Agent will add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account to or from those listed in Exhibit C hereto or make any change in its instructions to Obligors regarding payments to be made to any Lock-Box Account, unless (i) such instructions are to deposit such payments to another existing Lock-Box Account or (ii) the Administrative Agent shall have received written notice of such addition, termination or change at least 30 days prior thereto and the Administrative Agent shall have received a Lock-Box Agreement executed by each new Lock-Box Bank or an existing Lock-Box Bank with respect to each new Lock-Box Account, as applicable.

          (g) Deposits to Lock-Box Accounts. Neither the Transferor nor Borg-Warner will deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Receivables.

          (h) Change of Name, Etc. The Transferor will not change its name, identity or structure or its chief executive office, unless at least 10 days prior to the effective date of any such change the Transferor delivers to the Collateral Agent (i) UCC financing statements, executed by the Transferor necessary to reflect such change and to continue the perfection of the Company's ownership interests or security interests in the Receivables and (ii) the Lock-Box Agreements and, in the case of the Lock-Box Agreements, the Lock-Box Banks necessary to reflect such change and to continue to enable the Collateral Agent to exercise its rights contained in Section 2.8.

                                   ARTICLE VI

                         ADMINISTRATION AND COLLECTIONS

          SECTION 6.1 Appointment of Collection Agent. The servicing, administering and collection of the Receivables shall be conducted by such Person (the "Collection Agent") so designated from time to time in accordance with this Section 6.1. Until the Company gives notice to Borg-Warner of the designation of a new Collection Agent, Borg-Warner is hereby designated as, and hereby agrees to perform the duties and obligations of, the Collection Agent pursuant to the terms hereof. The Company may, upon the occurrence of a Collection Agent default or any other Termination Event designate as Collection Agent any Person (including itself) to succeed Borg-Warner or any successor Collection Agent, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Collection Agent pursuant to the terms hereof. After the occurrence of a Termination Event, the Company may notify any Obligor of the Transferred Interest. The Collection Agent may delegate to any Affiliate any portion of its obligation hereunder in the ordinary course of its business; provided that no such delegation shall relieve the Collection Agent of any liability hereunder.

          SECTION 6.2 Duties of Collection Agent.

          (a) The Collection Agent shall take or cause to be taken all such action as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. Each of the Transferor and the Company hereby appoints as its agent the Collection Agent, from time to time designated pursuant to Section 6.1, to enforce its respective rights and interests in and under the Receivables, the Related Security and the Contracts. The Collection Agent shall set aside for the account of the Transferor and the Company their respective allocable shares of the Collections of Receivables in accordance with Sections 2.5 and 2.6. The Collection Agent shall segregate and deposit to the Company's account the Company's allocable share of Collections of Receivables when required pursuant to

Article II hereof. So long as no Termination Event shall have occurred and be continuing, the Collection Agent may, in accordance with the Credit and Collection Policy, adjust the Outstanding Balance of a Receivable as the Transferor may determine to be appropriate to maximize Collections thereof; provided, however, that such adjustment shall not alter the status of such Receivable as a Delinquent Receivable or a Defaulted Receivable. The Transferor shall deliver to the Collection Agent and the Collection Agent shall hold in trust for the Transferor and the Company in accordance with their respective interests, all Records which evidence or relate to Receivables or Related Security. Notwithstanding anything to the contrary contained herein, the Company shall have the absolute and unlimited right to direct the Collection Agent (whether the Collection Agent is the Transferor or any other Person) to commence or settle any legal action to enforce collection of any Receivable or to foreclose upon or repossess any Related Security; provided that no such direction may be given unless a Termination Event has occurred and is continuing hereunder.

          (b) The Collection Agent shall hold for the benefit of the Transferor Collections received minus the Percentage Factor of such Collections. On the last day of each Tranche Period, the Collection Agent shall deduct from such Collections and pay to the Company in reduction of the Net Investment any amounts due under Section 2.9 hereof and unpaid from the Transferor and turn the remainder of such Collections over to the Transferor. In addition, the Collection Agent shall, as soon as practicable following receipt thereof, turn over to the Transferor any collections of any indebtedness of any Obligor which is not a Receivable. If Borg-Warner is not the Collection Agent, the Collection Agent, by giving three Business Days' prior written notice to the Company, may revise the percentage used to calculate the Servicing Fee so long as the revised percentage will not result in a Servicing Fee that exceeds 110% of the reasonable and appropriate out-of-pocket costs and expenses of such Collection Agent incurred in connection with the performance of its obligations hereunder as documented to the reasonable satisfaction of the Company. The Collection Agent, if other than the Transferor, shall as soon as practicable upon demand, deliver to the Transferor all Records in its possession which evidence or relate to indebtedness of an Obligor which is not a Receivable.

          (c) On or before 90 days after the end of each fiscal year of the Collection Agent, beginning with the fiscal year ending December 31, 1994, the Collection Agent shall cause a firm of independent public accountants (who may also render other services to the Collection Agent or the Transferor) to furnish a report to the Company to the effect that they have (i) compared the information contained in the Investor Reports delivered during such fiscal year with the information contained in the Contracts and the Collection Agent's records and computer systems for such period, and that, on the basis of such examination and comparison, such firm is of the opinion that the information contained in the Investor Reports reconciles with the information contained in the Contracts and the Collection Agent's records and computer system and that the servicing of the Receivables has been conducted in compliance with this Agreement, (ii) confirmed the Net Receivables Balance as reported on each Investor Report and Weekly Report delivered during such fiscal year, and (iii) verified that the Receivables treated by the Collection Agent as Eligible Receivables in fact satisfied the requirements of the definition thereof contained herein except, in each case for (a) such exceptions as such firm shall believe to be immaterial (which exceptions need not be enumerated) and (b) such other exceptions as shall be set forth in such statement.

          (d)  Notwithstanding anything to the contrary contained in this
Article VI, the Collection Agent shall have no obligation to collect, enforce or take any other action described in this Article VI with respect to any Receivable that is not included in the Transferred Interest other than to deliver to the Transferor the Collections and documents with respect to any such Receivable as described in Section 6.2(b).

          SECTION 6.3 Rights After Designation of New Collection Agent. At any time following the designation of a Collection Agent (other than Borg-Warner) pursuant to Section 6.1:

               (i) The Company may direct that payment of all amounts payable under any Receivable be made directly to the Company or its designee.

               (ii) Borg-Warner shall, at the Company's request and at Borg-Warner's expense, give notice of the Company's interest in the Receivables to each Obligor and direct that payments be made directly to the Company or its designee.

               (iii) Borg-Warner shall, at the Company's request, (A) assemble all of the Records, and shall make the same available to the Company at a place selected by the Company or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Receivables in a manner acceptable to the Company and shall, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Company or its designee.

               (iv) Upon the occurrence and during the continuation of a Termination Event, the Transferor hereby authorizes the Company to take any and all steps in the Transferor's name and on behalf of the Transferor necessary or desirable, in the determination of the Company, to collect all amounts due under any and all Receivables, including, without limitation, endorsing the Transferor's name on checks and other instruments representing Collections and enforcing such Receivables and the related Contracts.

          SECTION 6.4 Responsibilities of the Transferor. Anything herein to the contrary notwithstanding, the Transferor shall (i) perform all of its obligations under the Contracts related to the Receivables to the same extent as if interests in such Receivables had not been transferred hereunder and the exercise by the Company of its rights hereunder shall not relieve the Transferor from such obligations and (ii) pay when due any taxes, including without limitation, any sales taxes payable in connection with the Receivables and their creation and satisfaction. The Company shall not have any obligation or liability with respect to any Receivable or related Contracts, nor shall it be obligated to perform any of the obligations of the Transferor thereunder.

                                  ARTICLE VII

                               TERMINATION EVENTS

          SECTION 7.1 Termination Events. The occurrence of any one or more of the following events shall constitute a Termination Event:

               (a) (i) the Collection Agent or Transferor shall fail to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (ii) of this Section 7.1(a)) and such failure shall remain unremedied for ten (10) days, or (ii) either the Collection Agent, any Seller or the Transferor shall fail to make any payment or deposit to be made by it hereunder or under the Receivables Purchase Agreement when due or the Collection Agent shall fail to observe or perform any term, covenant or agreement on the Collection Agent's part to be performed under
     Section 2.8(b) hereof; or

               (b) any representation, warranty, certification or statement made by the Transferor or the Collection Agent in this Agreement or by any Seller in the Receivables Purchase Agreement or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made; provided that with respect to any representation, warranty, certification or statement made pursuant to Section 3.1(m) which shall prove to have been incorrect in any material respect when made or deemed made, a Termination Event shall occur if such representation, warranty, certification or statement remains incorrect for more than one (1) day; or

               (c) the Transferor or Borg-Warner, shall default in the performance of any payment or undertaking (other than those covered by clause (a) above) (i) to be performed or observed by it under Sections 5.1(a)(iv), 5.1(a)(v), 5.1(b)(x), 5.1(f), 5.1(g), 5.1(h), 5.1(i), 5.1(k),
     5.1(l), 5.2(a), (c), (d), (e), (f) or (h)(ii) hereof or under Sections 7.1(e), 7.1(g), 7.1(h), 7.3(a), 7.3(c), 7.3(d), 7.3(e), 7.3(f) or 8.2(a) of
     the Receivables Purchase Agreement or (ii) to be performed or observed under any other provision hereof or under the Receivables Purchase Agreement and such default in the case of this clause (ii) shall continue for ten (10) days; or

               (d) (i) failure of Borg-Warner or any of its Subsidiaries to pay when due (x) any principal or interest on any Indebtedness (as such term is defined in Exhibit N hereto) in an individual principal amount of $4,000,000 or items of Indebtedness with an aggregate principal amount of $8,000,000 or more or (y) any Contingent Obligation (as such term is defined in Exhibit N hereto) in an individual principal amount of $4,000,000 or more or Contingent Obligations with an aggregate principal amount of $8,000,000 or more, in each case beyond the end of any period prior to which the obligee is prohibited from accelerating payment thereunder; or (ii) breach or default of Borg-Warner or any of its Subsidiaries with respect to any other material term of (x) any evidence of any Indebtedness in an individual principal amount of $4,000,000 or more or items of Indebtedness with an aggregate principal amount of $8,000,000 or more or any Contingent Obligation in an individual principal amount of $4,000,000 or more or Contingent Obligations with an aggregate principal amount of $8,000,000 or more; (y) any loan agreement, mortgage, indenture or other agreement relating thereto, if the effect of such failure, default or breach is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation (or a trustee on behalf of such holder or holders) then to cause, that Indebtedness or Contingent Obligation to become or be declared due prior to its stated maturity (or the stated maturity of any underlying obligation, as the case may be); or

               (e) any Event of Bankruptcy shall occur with respect to the Transferor, the Collection Agent, any Seller or any Material Subsidiary (as such term is defined in Exhibit N hereto) of Borg-Warner; or

               (f) the Transferor shall, for any reason, fail to have a valid ownership interest in the Receivables at the time of Transfer, or the Company shall, for any reason, fail to have a valid and perfected first priority security interest in the Receivables; or

               (g) either of the Transferor, Borg-Warner or any Seller shall enter into any transaction or merger whereby it is not the surviving entity; provided however, that if such transaction or merger involves Borg-Warner, and the Company's written approval is obtained for the assumption by a Subsidiary of Borg-Warner of Borg-Warner's obligations hereunder in its individual capacity and under the Receivables Purchase Agreement as a Seller, such event shall not constitute a Termination Event; provided further, that any Seller may merge or consolidate with another Seller; provided further, that any Seller (other than Borg-Warner) may voluntarily liquidate and convey all or substantially all of its assets to another Seller; and provided further, that any Seller may be acquired by merger or otherwise by another Person if the Net Receivables Balance calculated solely by reference to Receivables originated by such Seller constitutes less than 10% of the aggregate Net Receivables Balance, and all Receivables generated by such Seller are removed upon such a sale from the aggregate Net Receivables Balance (upon such acquisition, such Seller shall be removed from, and shall no longer be a party to, the Receivables Purchase Agreement) without causing a Termination Event, such sale shall not constitute a Termination Event; or

               (h) any material adverse change in the operations of any Seller, Borg-Warner, the Transferor or the Collection Agent shall occur or any other event shall occur which materially affects any Seller's, Borg-Warner's, the Transferor's or the Collection Agent's ability to either collect the Receivables or to perform under this Agreement or the Receivables Purchase Agreement; or

               (i) the Percentage Factor as calculated in any Weekly Report exceeds the Maximum Percentage Factor; or

               (j) the Dilution Ratio, averaged for three consecutive months, exceeds 1.5%; or

               (k) the Loss to Liquidation Ratio, averaged for three consecutive months, exceeds 1.5%; or

               (l) the Delinquency Ratio, averaged for three consecutive months, exceeds 10%; or

               (m) Borg-Warner permits the ratio of (x) Funded Debt to (y) Consolidated EBITDA (as such terms are defined in Exhibit N hereto) over any four consecutive fiscal quarter period to be greater than the ratio set forth below for the respective fiscal quarter (such quarter being the last fiscal quarter in such four fiscal quarter period):

                       Fourth Quarter, 1994    3.40 to 1.0
                       First Quarter, 1995     3.40 to 1.0
                       Second Quarter, 1995    3.30 to 1.0
                       Third Quarter, 1995     3.20 to 1.0
                       Fourth Quarter, 1995    3.20 to 1.0
                       First Quarter, 1996     3.10 to 1.0
                       Second Quarter, 1996,
                         and each
                         quarter thereafter,   3.00 to 1.0; or

               (n) Borg-Warner permits the ratio of (x) Consolidated EBITDA minus Consolidated Capital Expenditures to (y) Consolidated Interest Expense (as such terms are defined in Exhibit N hereto) over any four consecutive fiscal quarter period to be less than the ratio set forth below for the respective fiscal quarter (such quarter being the last fiscal quarter in such four fiscal quarter period):

                       Fourth Quarter, 1994     1.60 to 1.0
                       First Quarter, 1995      1.60 to 1.0
                       Second Quarter, 1995     1.60 to 1.0
                       Third Quarter, 1995      1.60 to 1.0
                       Fourth Quarter, 1995,
                         and each quarter
                         thereafter,            1.75 to 1.0; or

               (o) Borg-Warner's Consolidated Net Worth at (i) the fiscal year ended December 31, 1994 shall be less than $50 million and (ii) the end of each fiscal quarter thereafter shall be less than the sum of (x) 50% of Consolidated Net Income (such number not to be less than zero) for such fiscal quarter plus (y) 100% of any subsequent equity issue plus (z) the minimum amount of Consolidated Net Worth as calculated for the immediately preceding fiscal quarter; or

               (p) Borg-Warner's senior unsecured debt is rated below B- by Standard & Poor's or B3 by Moody's, or its subordinated unsecured debt is rated below CCC+ by Standard & Poor's or CCC1 by Moody's.

          SECTION 7.2 Termination. (a) If a Termination Event occurs, the Company may, by notice to the Transferor, declare all outstanding Tranche Periods to be ended and designate the Base Rate plus 2% to be applicable to the Net Investment.

          (b) In addition, if any Termination Event occurs the Company and the Collateral Agent shall have all of the rights and remedies provided to a secured creditor or a purchaser of accounts under the UCC by applicable law in respect thereto.

                                  ARTICLE VIII

                   INDEMNIFICATION; EXPENSES; RELATED MATTERS

          SECTION 8.1 Indemnities by the Transferor. Without limiting any other rights which the Company may have hereunder or under applicable law, the Transferor hereby agrees to indemnify the Company, the Liquidity Provider and the Credit Support Provider and any permitted assigns and their respective officers, directors and employees (collectively, "Indemnified Parties") from and against any and all damages, losses, claims, liabilities, costs and expenses, including reasonable attorneys' fees (which such attorneys may be employees of the Liquidity Provider, the Credit Support Provider or the Company) and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them arising out of or as a result of this Agreement or the ownership, either directly or indirectly, by the Company of the Transferred Interest excluding, however, (i) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of an Indemnified Party or (ii) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Receivables. Without limiting the generality of the foregoing, the Transferor shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

               (i) reliance on any representation or warranty made by the Transferor (or any officers of the Transferor) under or in connection with this Agreement, any Investor Report or any other information or report delivered by the Transferor pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

               (ii) the failure by the Transferor to comply with any applicable law, rule or regulation with respect to any Receivable or the related Contract, or the nonconformity of any Receivable or the related Contract with any such applicable law, rule or regulation;

               (iii) the failure to vest and maintain vested in the Company an undivided percentage ownership interest, to the extent of the Transferred Interest, in the Receivables included in the Transferred Interest, free and clear of any Adverse Claim;

               (iv) the failure to file, or any delay in filing, financing statements, continuation statements, or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable included in the Transferred Interest and the failure to perfect the Company's interest in the Receivables including any such failure in respect of any Receivable the Obligor of which is the federal government or a municipality;

               (v) any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable included in the Transferred Interest (including, without limitation, a defense based on such Receivable or the related Contract not being legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services;

               (vi) any failure of Borg-Warner, as Collection Agent, to perform its duties or obligations in accordance with the provisions of Article VI; or

               (vii) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with merchandise or services which are the subject of any Receivable;

provided, however, that if the Company enters into agreements for the purchase of interests in receivables from one or more Other Transferors, the Company shall allocate such Indemnified Amounts which are in connection with the Liquidity Provider Agreement, the Credit Support Agreement or the credit support furnished by the Credit Support Provider to the Transferor and each Other Trans-feror; and provided, further, that if such Indemnified Amounts are attributable to the Transferor and not attributable to any Other Transferor, the Transferor shall be solely liable for such Indemnified Amounts or if such Indemnified Amounts are attributable to Other Transferors and not attributable to the Transferor, such Other Transferors shall be solely liable for such Indemnified Amounts.

          SECTION 8.2 Indemnity for Taxes, Reserves and Expenses. (a) If after the date hereof, the adoption of any Law or bank regulatory guideline or any amendment or change in the interpretation of any existing or future Law or bank regulatory guideline by any Official Body charged with the administration, interpretation or application thereof, or the compliance with any directive of any Official Body (in the case of any bank regulatory guideline, whether or not having the force of Law):

               (i) shall subject any Indemnified Party to any tax, duty or other charge with respect to this Agreement, the Transferred Interest, the Receivables or payments of amounts due hereunder, or shall change the basis of taxation of payments to any Indemnified Party of amounts payable in respect of this Agreement, the Transferred Interest, the Receivables or payments of amounts due hereunder or its obligation to advance funds under the Liquidity Provider Agreement or the credit support furnished by the Credit Support Provider or otherwise in respect of this Agreement, the Transferred Interest or the Receivables (except for changes in the rate of general corporate, franchise, net income or other income tax imposed on such Indemnified Party by the jurisdiction in which such Indemnified Party's principal executive office is located);

               (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, any Indemnified Party or shall impose on any Indemnified Party or on the United States market for certificates of deposit or the London interbank market any other condition affecting this Agreement, the Transferred Interest, the Receivables or payments of amounts due hereunder or its obligation to advance funds under the Liquidity Provider Agreement or the credit support provided by the Credit Support Provider or otherwise in respect of this Agreement, the Transferred Interest or the Receivables; or

               (iii) imposes upon any Indemnified Party any other expense (including, without limitation, reasonable attorneys' fees and expenses, and expenses of litigation or preparation therefor in contesting any of the foregoing) with respect to this Agreement, the Transferred Interest, the Receivables or payments of amounts due hereunder or its obligation to advance funds under the Liquidity Provider Agreement or the credit support furnished by the Credit Support Provider or otherwise in respect of this Agreement, the Transferred Interests or the Receivables,

and the result of any of the foregoing is to increase the cost to such Indemnified Party with respect to this Agreement, the Transferred Interest, the Receivables, the obligations hereunder, the funding of any purchases hereunder, the Liquidity Provider Agreement or the Credit Support Agreement, by an amount deemed by such Indemnified Party to be material, then, within ten (10) days after demand by the Company, the Transferor shall pay to the Company such additional amount or amounts as will compensate such Indemnified Party for such increased cost or reduction.

          (b) If any Indemnified Party shall have determined that after the date hereof, the adoption of any applicable Law or bank regulatory guideline regarding capital adequacy, or any change therein, or any change in the interpretation thereof by any Official Body, or any directive regarding capital adequacy (in the case of any bank regulatory guideline, whether or not having the force of law) of any such Official Body, has or would have the effect of reducing the rate of return on capital of such Indemnified Party (or its parent) as a conse-quence of such Indemnified Party's obligations hereunder or with respect hereto to a level below that which such Indemnified Party (or its parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Indemnified Party to be material, then from time to time, within ten
(10) days after demand by the Company, the Transferor shall pay to the Company such additional amount or amounts as will compensate such Indemnified Party (or its parent) for such reduction.

          (c) The Company will promptly notify the Transferor of any event of which it has knowledge, occurring after the date hereof, which will entitle an Indemnified Party to compensation pursuant to this Section. A notice by the Company claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Company may use any reasonable averaging and attributing methods.

          (d) Anything in this Section 8.2 to the contrary notwithstanding, if the Company enters into agreements for the acquisition of interests in receivables from one or more Other Transferors, the Company shall allocate the liability for any amounts under this Section 8.2 ("Section 8.2 Costs") to the Transferor and each Other Transferor; and provided, further, that if such
Section 8.2 Costs are attributable to the Transferor and not attributable to any Other Transferor, the Transferor shall be solely liable for such Section 8.2 Costs or if such Section 8.2 Costs are attributable to Other Transferors and not attributable to the Transferor, such Other Transferors shall be solely liable for such Section 8.2 Costs.

          SECTION 8.3 Other Costs, Expenses and Related Matters. (a) The Transferor agrees, upon receipt of a written invoice, to pay or cause to be paid, and to save the Company and the Administrative Agent harmless against liability for the payment of, all reasonable out-of-pocket expenses (including, without limitation, attorneys', accountant's and other third parties' fees and expenses, any filing fees and expenses incurred by officers or employees of the Company) incurred by or on behalf of the Company and the Administrative Agent (i) in connection with the negotiation, execution, delivery and preparation of this Agreement and any documents or instruments delivered pursuant hereto and the transactions contemplated hereby (including, without limitation, the perfection or protection of the Transferred Interest) and (ii) from time to time (a) relating to any amendments, waivers or consents under this Agreement, (b) arising in connection with the Company's or its agent's enforcement or preservation of rights (including, without limitation, the perfection and protection of the Transferred Interest under this Agreement), or (c) arising in connection with any audit, dispute, disagreement, litigation or preparation for litigation involving this Agreement (all of such amounts, collectively, "Transaction Costs").

          (b) Transferor shall pay the Company on demand any Early Collection Fee due on account of the reduction of a Tranche on a day prior to the last day of its Tranche Period.

          SECTION 8.4 Reconveyance Under Certain Circumstances. Transferor agrees to accept the reconveyance from the Company of the Transferred Interest if the Company notifies Transferor of a material breach of any representation or warranty made or deemed made pursuant to Article III of this Agreement and Transferor shall fail to cure such breach within 15 days (or, in the case of the representations and warranties in Sections 3.1(d) and 3.1(j), 3 days) of such notice. The reconveyance price shall be paid by the Transferor to the Company in immediately available funds on such 15th day (or 3rd day, if applicable) in an amount equal to the Aggregate Unpaids.

                                  ARTICLE IX

                                 MISCELLANEOUS

          SECTION 9.1 Term of Agreement. This Agreement shall terminate following the Termination Date when the Net Investment has been reduced to zero, all accrued Discount has been paid in full and all other Aggregate Unpaids have been paid in full; provided, however, that (i) the rights and remedies of the Company with respect to any representation and warranty made or deemed to be made by Transferor pursuant to this Agreement, (ii) the indemnification and payment provisions of Article VIII, and (iii) the agreement set forth in Section 9.9, shall be continuing and shall survive any termination of this Agreement.

          SECTION 9.2 Waivers; Amendments. No failure or delay on the part of the Company in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any provision of this Agreement may be amended if, but only if, such amendment is in writing and is signed by the Transferor and the Company.

          SECTION 9.3 Notices. Except as provided below, all communications and notices provided for hereunder shall be in writing (including bank wire, telex, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other party at its address or telecopy number set forth below or at such other address or telecopy number as such party may hereafter specify for the purposes of notice to such party. Each such notice or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and confirmation is received,
(ii) if given by mail 3 Business Days following such posting, or (iii) if given by any other means, when received at the address specified in this Section. However, anything in this Section to the contrary notwithstanding, the Transferor hereby authorizes the Company to effect Transfers, Tranche Period and Tranche Rate selections based on telephonic notices made by any Person which the Company in good faith believes to be acting on behalf of the Transferor. The Transferor agrees to deliver promptly to the Company a written confirmation of each telephonic notice signed by an authorized officer of Transferor. However, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs in any material respect from the action taken by the Company, the records of the Company shall govern absent manifest error.

          If to the Company:

               Enterprise Funding Corporation
               c/o Merrill Lynch Money Markets Inc.
               World Financial Center--South Tower
               225 Liberty Street
               New York, New York  10218
               Telephone:  (212) 236-7200
               Telecopy:   (212) 236-7584

               (with a copy to the Administrative Agent)

          If to the Transferor:

               BPS Financial Services, Inc.
               200 South Michigan Avenue
               Chicago, Illinois 60604
               Telephone:  (312)322-8500
               Telecopy:   (312)322-8712
               Payment Information:
               Bank of America Illinois
               ABA #071000039
               Account #71-79669

          If to the Collection Agent:

               Borg-Warner Security Corporation
               200 South Michigan Avenue
               Chicago, Illinois 60604
               Attention:  Scott R. Veldman
               Telephone:  (312) 322-8722
               Telephone:  (312) 322-8712

          If to the Collateral Agent:

               NationsBank of North Carolina, N.A.
               NationsBank Corporate Center--7th Floor
               Charlotte, North Carolina  28255
               Attention:  Michelle M. Heath--
                              Investment Banking
               Telephone:  (704) 386-7922
               Telecopy:   (704) 388-9169

          If to the Administrative Agent:

               NationsBank of North Carolina, N.A.
               NationsBank Corporate Center--7th Floor
               Charlotte, North Carolina  28255
               Attention:  Michelle M. Heath--
                              Investment Banking
               Telephone:  (704) 386-7922
               Telecopy:   (704) 388-9169

          SECTION 9.4 Governing Law; Submission to Jurisdiction; Integration.


          (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRANSFEROR HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. The Transferor hereby irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Nothing in this Section 9.4 shall affect the right of the Company to bring any action or proceeding against the Transferor or its property in the courts of other jurisdictions.

          (b) This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

          SECTION 9.5 Severability; Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          SECTION 9.6 Successors and Assigns.

          (a) This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, however, that the Transferor may not assign any of its rights or delegate any of its duties hereunder without the prior written consent of the Company. No provision of this Agreement shall in any manner restrict the ability of the Company to assign, participate, grant security interests in, or otherwise transfer any portion of the Transferred Interest.

          (b) The Transferor hereby agrees and consents to the assignment by the Company from time to time of all or any part of its rights under, interest in and title to this Agreement and the Transferred interest to any Liquidity Provider. In addition, the Transferor hereby agrees and consents to the complete assignment by the Company of all of its rights under, interest in and title to this Agreement and the Transferred Interest to the Collateral Agent.

          SECTION 9.7 Waiver of Confidentiality. The Transferor hereby consents to the disclosure of any non-public information with respect to it received by the Company or the Administrative Agent to any of the Company, any nationally recognized rating agency rating the Company's commercial paper, the Administrative Agent, the Liquidity Provider or the Credit Support Provider in relation to this Agreement (only if such non-public information is accompanied by a statement that such

Person agrees, by receipt of such information, to maintain the confidentiality of such information).

          SECTION 9.8 Confidentiality Agreement. The Transferor hereby agrees that it will not disclose the contents of this Agreement, the Fee Letter or any other proprietary or confidential information of the Company, the Collateral Agent, the Administrative Agent, the Liquidity Provider or the Credit Support Provider to any other Person except (i) its auditors and attorneys, employees or financial advisors (other than any commercial bank) and any nationally recognized rating agency, provided such auditors, attorneys, employees, financial advisors or rating agencies are informed of the highly confidential nature of such information or (ii) as otherwise required by applicable law or order of a court of competent jurisdiction or (iii) to the extent such information is otherwise publicly available.

          SECTION 9.9 No Bankruptcy Petition Against the Company. The Transferor hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all outstanding Commercial Paper or other indebtedness of the Company, it will not institute against, or join any other Person in instituting against, the Company any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

          SECTION 9.10 No Recourse Against Stockholders, Officers or Directors. No recourse under any obligation, covenant or agreement of the Company contained in this Agreement shall be had against Merrill Lynch Money Markets Inc. (or any affiliate thereof), or any stockholder, officer or director of the Company, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of the Company, and that no personal liability whatever shall attach to or be incurred by Merrill Lynch Money Markets Inc. (or any affiliate thereof), or the stockholders, officers or directors of the buyer, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Company contained in this Agreement, or implied therefrom, and that any and all personal liabili-ty for breaches by the Company of any of such obligations, covenants or agreements, either at common law or at equity, or by statute or constitution, of Merrill Lynch Money Markets Inc. (or any affiliate thereof) and every such stockholder, officer or director is hereby expressly waived as a condition of and consideration for the execution of this Agreement.

          SECTION 9.11 Characterization of the Transactions Contemplated by the Agreement; Assignment of Rights Under Receivables Purchase Agreement. It is the intention of the parties that the transactions contemplated hereby constitute the sale of the Transferred Interest, conveying good title thereto free and clear of any Adverse Claims to the Company and that the Transferred Interest not be part of the Transferor's estate in the event of an insolvency. If, notwithstanding the foregoing, the transactions contemplated hereby should be deemed a financing, the parties intend that the Transferor shall be deemed to have granted to the Company, and the Transferor hereby grants to the Company, a first priority perfected security interest in all of the Transferor's right, title and interest in, to and under the Receivables, together with Related Security and Collections with respect thereto, and together with all of the Transferor's rights under the Receivables Purchase Agreement with respect to the Receivables and with respect to any obligations thereunder of the Sellers with respect to the Receivables, and that this Agreement shall constitute a security agreement under applicable law. The Transferor hereby assigns to the Company all of its rights under the Receivables Purchase Agreement with respect to the Receivables and with respect to any obligations thereunder of the Sellers with respect to the Receivables. The Transferor agrees that neither it nor the Collection Agent shall give any consent or waiver required or permitted to be given under the Receivables Purchase Agreement without the prior consent of either the Company or the Administrative Agent.

  [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Transfer and Administration Agreement as of the date first written above.


                         ENTERPRISE FUNDING CORPORATION,
                           as Company


                         By: -------------------------
                             Name:
                             Title:


                         BPS FINANCIAL SERVICES, INC.
                           as Transferor

                         By: -------------------------
                             Name:
                             Title:


                         BORG-WARNER SECURITY CORPORATION,
                          individually and as Collection Agent

                         By: _______________________
                             Name:
                             Title:

                                                           EXHIBIT N
                                                           ---------



          The following terms used in Article VII shall have the following meanings:

          "Asset Sale" means the sale, lease, assignment or other transfer for value by Company or any of its Subsidiaries to any Person, whether in a single transaction or a series of related transactions (other than to Company or any of its Subsidiaries) of (i) any of the stock of any of Company's Subsidiaries; (ii) all or substantially all of the assets of any division or line of business of Company or any of its Subsidiaries; or (iii) any other assets or rights (including, without limitation, any assets that do not constitute substantially all of the assets or rights of any division or line of business of Company or any of its Subsidiaries) having a book value or market value in excess of $2,000,000 or more, other than in each case (A) the sale in the ordinary course of business of personal property held for resale in the ordinary course of business of Company or any of its Subsidiaries, (B) the sale or discount of receivables permitted pursuant to subsection 6.9 of the Credit Agreement, and
(C) the Spin-Off.

          "Automotive" means Borg-Warner Automotive, Inc.

          "Borg-Warner Subsidiaries" means the Subsidiaries of Company which are listed on Schedule A annexed hereto, as such Schedule may be supplemented from time to time as mutually agreed upon by Borg-Warner and the Administrative Agent.

          "BW-Other Corporation" means BW-Other Corporation, a Delaware corporation and a wholly-owned direct Subsidiary of Company, and all of its Subsidiaries, including without limitation Borg-Warner Equities Corporation and Centaur Insurance Company.

          "Capital Lease", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

          "Company" means Borg-Warner Security Corporation.

          "Consolidated Capital Expenditures" means, for any period, the aggregate of all expenditures (whether in cash or accrued as liabilities) by Company and its Consolidated Subsidiaries during such period that, in conformity with GAAP, are included or required to be included in the property, plant or equipment reflected in the consolidated balance sheet of Company and its Consolidated Subsidiaries.

          "Consolidated EBITDA" means, for any period, the sum of the amounts for such period of (i) Consolidated Net Income excluding extraordinary items,
(ii) provisions for taxes based on income, (iii) Consolidated Interest Expense,
(iv) to the extent Consolidated Net Income has been reduced thereby, amortization expense, depreciation expense and other non-cash expenses, and (v) other non-cash items reducing Consolidated Net Income less non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis for Company and its Consolidated Subsidiaries in conformity with GAAP.

          "Consolidated Interest Expense" means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP) of Company and its Consolidated Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Consolidated Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and with respect to any sale, discount or other financing of receivables and net costs under any interest rate agreements.

          "Consolidated Net Income" means, for any period, the net income (or loss) of Company and its Consolidated Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person's assets are acquired by Company or any of its Subsidiaries, (iii) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, and (iv) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan.

          "Consolidated Net Worth" means, as at any date of determination, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of Company and its Consolidated Subsidiaries on a consolidated basis calculated in conformity with GAAP, excluding all effects of foreign currency exchange adjustments under FASB No. 52.

          "Consolidated Subsidiaries" means all Subsidiaries of Company other than BW-Other Corporation and those Subsidiaries of Company whose principal place of business is located in Latin America that are not consolidated with Company as of the date of this Agreement.

          "Contingent Obligation", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Currency Agreements or Interest Rate Agreements. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, and
(b) any liability of such Person for the obligations of another through any agreement (contingent or otherwise) (x) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), (y) to maintain the solvency or any balance sheet item, level of income or financial condition of another, or (z) to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, if in the case of any agreement described under subclauses (x) or (y) of this sentence the primary purpose or intent thereof is as described in the preceding sentence.
The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported.

          "Credit Agreement" means the Credit Agreement dated as of January 27, 1993, as it may be amended, supplemented or otherwise modified from time to time.

          "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Company or any of its Consolidated Subsidiaries against fluctuations in currency values.

          "Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is, or was at any time, maintained or contributed to by any Loan Party or any of its ERISA Affiliates.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

          "ERISA Affiliate", as applied to any Person, means (i) any corporation which is a member of a controlled group of corporations within the meaning of
Section 414(b) of the Internal Revenue Code of which that Person is a member;
(ii) any trade or business (whether or not incorporated) which is a member of a group of trade or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. On and after the Spin-Off, Automotive and its Subsidiaries shall not be ERISA Affiliates with respect to events occurring after the Spin-Off unless the Company is liable under the Code or ERISA with respect to such event.


          "Funded Debt", as applied to any Person, means all indebtedness of that Person that by its terms or by the terms of any instrument, or agreement relating thereto matures more than one year from, or is directly renewable or extendable at the option of the debtor to a date more than one year from (including an option of the debtor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more from), the date of the creation thereof.

          "GAAP" means, subject to the limitations on application thereof set forth in subsection 1.2 of the Credit Agreement, generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination.

          "Indebtedness", as applied to any Person, means (i) all indebtedness for borrowed money, whether or not evidenced by a promissory note, draft or similar instrument, (ii) that portion of obligationS with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money,
(iv) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is (y) due more than six months from the date of incurrence of the obligation in respect thereof, or (z) evidenced by a note or similar written instrument, and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

          "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect Company or any of its Subsidiaries against fluctuations in interest rates; provided that the calculation of payments for early termination shall be made on a reasonable basis in accordance with customary industry practices; and provided further that all such payments (guarantied and unguaranteed) shall constitute Indebtedness.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

          "Lender" and "Lenders" means the persons identified as "Lenders" and listed on the signature pages of the Credit Agreement, together with their successors and permitted assigns.

          "Lien" means any lien, mortgage, deed of trust, deed to secure debt, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

          "Loan Parties" means the Company and the Borg-Warner Subsidiaries, collectively.

          "Material Subsidiary" means (i) each Subsidiary of Borg-Warner identified as a "Material Subsidiary" on Schedule A annexed hereto; (ii) any other Subsidiary of Borg-Warner now existing or hereafter acquired or formed by Borg-Warner which (x) for the most recent fiscal year of Borg-Warner commencing on or after January 1, 1994 accounted for more than 3% of the consolidated revenues of Borg-Warner, or (y) as at the end of such fiscal year, was the owner of more than 3% of the consolidated assets, all as shown on the consolidated financial statements of Borg-Warner for such fiscal year; and (iii) any other Subsidiary mutually agreed upon by Borg-Warner and the Administrative Agent, or so designated by Borg-Warner by an



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




Officers' Certificate delivered to the Administrative Agent.

          "Multiemployer Plan" means a "multiemployer plan" as defined in
Section 3(37) of ERISA to which Company or any of its ERISA Affiliates is contributing or ever has contributed or to which Company or any of its ERISA Affiliates has, or ever has had, an obligation to contribute.

          "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

          "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

          "Spin-Off" means a tax-free reorganization in which Company pays to its shareholders a stock dividend consisting of all of the outstanding shares of Automotive.

          "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.



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